Exhibit 10.5

TECHNOLOGY OUTSOURCING RENEWAL AGREEMENT

This Technology Outsourcing Renewal Agreement is made as of the 1st day of December, 2007 (the “Effective Date”), by and between Team Financial, Inc., a Kansas corporation (“Customer”), and Metavante Corporation, a Wisconsin corporation (“Metavante”).

Customer desires Metavante to provide to Customer the services set forth in this Agreement, and Metavante desires to provide such services to Customer, all as provided in this Agreement.

THEREFORE, in consideration of the payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Agreement and intending to be legally bound, the parties hereto agree as follows:

Metavante shall provide to Customer and Customer shall receive from Metavante, all upon the terms and conditions set forth in this Agreement, the Services specified in this Agreement.  The term of this Agreement shall commence on the Effective Date and end on March 31, 2011 (the “Initial Term”).  This Agreement supercedes and replaces that Master Agreement between the parties dated March 1, 2001, as amended.

As of the Effective Date, the parties acknowledge that this Agreement includes the following Schedules:

Services and Charges Schedule

Wealth Management Technology Services

Schedule

Service Level Schedule

Termination Fee Schedule

NYCE Network Participant Schedule

Strategic Network Solutions Schedule

Business Intelligence Center Schedule

As of the Effective Date, the parties acknowledge that Services will be provided for Customer and the following Affiliates of Customer:

By signing below, the parties agree to the terms and conditions of this Agreement, and Customer appoints Metavante as:  (1) Customer’s attorney-in-fact to transmit files and information to the Internal Revenue Service (“IRS”) and to take all appropriate actions in connection therewith and empowers Metavante to authorize the IRS to release information return documents supplied to the IRS by Metavante to states which participate in the “Combined Federal/State Program”; and (2) Customer’s agent to sign on Customer’s behalf the Affidavit required by the Internal Revenue Service on Form 4804, or any

successor form.  Customer acknowledges that Metavante’s execution of the Form 4804 Affidavit on Customer’s behalf does not relieve Customer of responsibility to provide accurate TINs or liability for any penalties which may be assessed for failure to comply with TIN requirements

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf as of the date first above written.

METAVANTE CORPORATION		TEAM FINANCIAL, INC.
4900 W. Brown Deer Road
Brown Deer, WI 53223

By:

Name:	James R. Geschke

Title:	Executive Vice President

Metavante Banking and Trust Solutions

By:

Name:
By:

Name:	Paul T. Danola

Title:	Senior Executive Vice President	Title:

Metavante Corporation

By:

Name:

Title:

TERMS AND CONDITIONS

CONSTRUCTION

1.1.         Definitions. Capitalized terms shall have the meaning ascribed to them in Article 18 of this Agreement.

1.2.         References. In this Agreement, references and mention of the word “includes” and “including” shall mean “includes, without limitation” and “including, without limitation,” as applicable, and the word “any” shall mean “any or all”. Headings in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

1.3.         Interpretation. The terms and conditions of this Agreement and all schedules attached hereto are incorporated herein and deemed part of this Agreement. In the event of a conflict between the general terms and conditions and the terms of any schedules or exhibits attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the Agreement with respect to the subject matter of the applicable schedules and/or exhibits. The schedules and exhibits together with the general terms and conditions shall be interpreted as a single document. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same agreement.

1.4.         Affiliates.  Customer agrees that it is responsible for ensuring compliance with this Agreement by those of its Affiliates that receive Services under this Agreement.  Customer agrees to be responsible for the submission of its Affiliates’ data to Metavante for processing and for the transmission to Customer’s Affiliates of such data processed by and received from Metavante.  Customer agrees to pay any and all fees owed under this Agreement for Services rendered to its Affiliates.

TERM

2.1.         Duration.  Unless this Agreement has been earlier terminated or unless Customer provides Metavante with written notice of non-renewal at least nine (9) months prior to the expiration of the Initial Term, this Agreement shall automatically renew at the end of the Initial Term  on the same terms (including pricing terms) for one (1) twelve-month period.  Upon expiration of such twelve (12) -month extension, this Agreement shall expire unless renewed in writing by the parties, provided, however, that Metavante may, but has no obligation to, continue to provide all or any portion of the Services thereafter on a month-to-month basis subject to these Terms and Conditions and Metavante’s then-current standard fees and charges.

2.2.         Termination Assistance.  Following the expiration or early termination of this Agreement, Metavante shall provide to Customer the Customer Data in the format in which it exists on Metavante’s systems at no charge.  In addition, Metavante agrees to provide to Customer all necessary assistance to facilitate the orderly transition of Services to Customer or its designee (“Termination Assistance”).  As part of the Termination Assistance, Metavante shall assist Customer to develop a plan for the transition of all Services then being performed by Metavante under this Agreement, from Metavante to Customer or Customer’s designee, on a reasonable schedule developed jointly by Metavante and Customer.  Prior to providing any Termination Assistance, Metavante shall deliver to Customer a good-faith estimate of Expenses and charges, for custom programming services, if requested by Customer.  Nothing contained herein shall obligate Customer to receive Termination Assistance from Metavante.

LICENSES

3.1.         Customer Marks.  Metavante is authorized to use Customer’s service marks and trademarks solely if necessary to perform the Services and solely for the purpose of providing the Services to Customer.  Any use of Customer’s marks by Metavante shall be subject to Customer’s prior written approval, which shall not be unreasonably withheld by Customer.

3.2.         Software License.  Customer (a) will install and operate copies of certain Metavante-supplied software, if any, that is identified in the Services and Charges Schedule as required for Customer to access or receive certain of the Initial Services, (b) may access certain software that Metavante will make available on the internet, and (c) may be provided with copies of software for demonstration purposes (collectively, the “Incidental Software”).  Metavante hereby grants to Customer a personal, nonexclusive, and nontransferable license and right, for the duration of this Agreement, to use the Incidental Software solely in accordance with the applicable Documentation and for no other purposes.  Customer shall not do any of the following: (i) distribute, sell, assign, transfer, or sublicense the Incidental Software, or any part thereof, to any third party; (ii) except as specifically set forth in this Agreement, adapt, modify, translate, reverse engineer, decompile, disassemble, or create derivative works based on the Incidental Software or any part thereof; (iii) copy the Incidental Software, in whole or in part, without including appropriate copyright notices; (iv) except for providing banking services to Customer’s customers, use the Incidental Software in any manner to provide Service Bureau, time sharing, or other computer services to Third Parties; (v) export the Incidental Software outside the United States, either directly or indirectly; and/or (vi) install the Incidental Software on a different platform or interface the Incidental Software to an application written in a different computer language other than that set forth in the Documentation.  Within 10 days of the Effective Date of Termination, Customer shall, at its own expense, return the Incidental Software to Metavante and/or destroy all copies thereof.

SERVICES

4.1.         Initial Services.  Metavante agrees to provide the Services as set forth in the Schedules listed on the first page of this Agreement as of the Effective Date.

4.2.         Professional Services.  Metavante shall perform the Professional Services for Customer as set forth in the Services and Charges Schedule and shall perform additional Professional Services as mutually agreed upon by the parties from time to time under this Agreement, provided that either party may require execution of a separate mutually acceptable professional services agreement prior to Metavante’s performance of Professional Services other than those set forth in the Services and Charges Schedule.

4.3.         Service Levels.  Service Levels, if any, relating to a particular Service shall be as set forth in the Service Level Schedule.  The parties agree that Metavante’s performance of Services at a level at or above any Service Level shall be satisfactory performance.  Metavante shall cure any failure to achieve a Service Level within the period specified within the applicable schedule.  Remedies, if any, for failure to achieve a Service Level shall be as set forth in the Service Level Schedule.

4.4.         Payment Services.  The following additional terms shall apply with respect to Payment Services.  Payment Services are those Services provided by Metavante to effect payments between Customer’s clients and third parties.

Settlement.   Metavante may remit or receive funds for Customer as Customer’s payment processor. Customer is exclusively responsible to reimburse Metavante for any and all funds remitted by Metavante to Networks, payees, or third parties in settlement of transactions processed by Metavante for Customer, whether or not Customer is able to collect the amount of any transaction from its customer.  Customer shall designate a settlement account in accordance with Metavante’s requirements for the applicable Service.  Metavante shall charge the designated settlement account(s) for amounts owed by Customer for settlement. Customer shall, upon Metavante’s demand, immediately pay to Metavante any settlement amount that Metavante is unable to collect from the settlement account for any reason.  Metavante will provide Customer with daily settlement and accounting information, and Customer agrees that Customer is responsible for the daily maintenance and reconciliation of all accounting entries.  Customer agrees to compensate Metavante for carrying any unfunded settlement using the then-published prime rate of M&I Marshall & Ilsley Bank.  Metavante may terminate this Agreement in the event that settlement remains unfunded by Customer for more than two (2) business days.

Card Services.  The following applies to Services provided by Metavante in support of Customer’s debit or credit card issuing or merchant processing programs.

Networks.  Customer acknowledges and agrees that Customer must obtain required memberships in all applicable Networks.  If Customer is not a duly licensed card issuing member of any Network, Customer shall execute applications for membership and shall provide Metavante with copies of its fully executed membership agreements promptly after receipt by Customer.  Metavante agrees to assist Customer in obtaining sponsorship by an appropriate bank, if necessary, for MasterCard or Visa membership.   Customer shall comply with the articles, bylaws, operating regulations, rules, procedures and policies of Visa, MasterCard, and/or other Networks, as applicable, and shall be solely responsible, as between Customer and Metavante, for any claims, liabilities, lawsuits and expenses arising out of or caused by Customer’s failure to comply with the same.   Customer acknowledges and agrees that, because Metavante is Customer’s processor, Metavante may receive certain services from MasterCard, Visa, and/or other Networks that Customer could receive directly in the event Customer performed the processing services for itself.  Customer agrees that Metavante may pass through to Customer any fees charged to Metavante for such services, and that Metavante has no responsibility or liability to Customer for any such services.  Prior to the transfer of the Services to Customer or its designee upon the Effective Date of Termination, Customer shall take all actions required by the applicable Network to effect the transfer.  In addition to the charges specified on the Services and Charges Schedule, Customer shall be responsible for (i) all interchange and network provider fees; (ii) all dues, fees, fines, and assessments established by and owed by Customer to any Network; and (iii) for all costs and fees associated with changes to ATM protocol caused by Customer’s conversion to the Services.

Card Personalization Services.  If Metavante is providing card personalization services for Customer, the following will apply.  Delivery of cards will be deemed complete with respect to any order upon Metavante’s delivery of the supply of cards to either the United States Post Office, a common carrier or courier, or Customer’s designated employee or agent.  Following delivery of the cards in accordance with the foregoing, the card production services with respect to such order shall be completed, and Metavante shall have no further responsibility whatsoever for any use, abuse, loss, damage, alteration, or theft of cards following delivery.  Metavante shall be responsible to produce cards in conformance with applicable network standards and for the proper preparation of mailers (e.g., sealing and addressing).  Customer shall notify Metavante in writing of any alleged breach of the foregoing by Metavante.  Metavante’s sole responsibility, and Customer’s sole remedy, shall be to provide, at Metavante’s expense, a conforming replacement card to the appropriate cardholder(s).

Settlement Account.  Customer shall maintain an account for purposes of funding or receiving settlement, as applicable, and authorizes Metavante to charge the settlement account via ACH debit or otherwise for any net settlement owed by Customer to Metavante, and to deposit to the settlement account any net settlement owed by Metavante to Customer.   Metavante may offset amounts payable to Customer against amounts payable by Customer for purposes of determining a net settlement amount to charge to the settlement account. For at least 120 days following the Effective Date of Termination, Customer shall maintain a settlement account which Metavante may charge to settle any trailing activity which accrues prior to the Effective Date of Termination (including any chargeback of a transaction which is authorized prior to the Effective Date of Termination).  Customer shall pay to Metavante fees at Metavante’s then-current standard rates to settle such trailing activity.

Business Risk.  Customer is responsible for its decisions regarding its business risks (including risk of credit losses, fraud losses, counterfeit losses, and fees and fines for noncompliance with laws, regulations, or Visa/MasterCard rules, if applicable).  Metavante will provide Customer with certain reports (some in paper form, some in microfiche form, and/or some available on-line or through some other electronic media), including management reports, but Customer is responsible to review, monitor, and act upon information in such reports to minimize and control risks, losses, fees, and fines.    Customer shall be responsible to furnish and pay for all forms and documents used by Customer and shall be solely responsible for the compliance of such forms, documents, and procedures with the operating requirements of Metavante, Network rules and operating regulations, if applicable, and applicable federal, state, and local laws and regulations.  Metavante may provide sample forms, documents, and procedures to Customer for information purposes, but Metavante makes no warranty or representation as to the legality or accuracy of such forms, documents, or procedures.

BIN Transfer.  Prior to the transfer of the Services to Customer or its designee upon the expiration of the Term of this Agreement, Customer shall inform Visa and/or MasterCard and/or any other applicable Network in writing (with a copy to Metavante) (1) of the transfer of its Bank Identification Number (BIN) or Interbank Card Association Number, or other identifying number (as applicable) to the new processor, and (2) of the new ACH account number for billing purposes.

Credit Cards.

Customer authorizes Metavante and grants to Metavante power-of-attorney to endorse any and all checks payable to Customer which are received by Metavante in payment of credit card accounts for which Metavante provides payment processing services.

Customer may request that Metavante make available to Customer’s credit card cardholders checks or drafts which the cardholders may use to draw on their credit card account.  Customer agrees that neither Metavante nor Metavante’s payable through bank shall have any responsibility to review or verify the signature of the drawer of any credit card check, and Customer will be responsible for the full amount of any credit card check paid by Metavante for Customer.

Pay Anyone Services.   “Pay Anyone” services are those services that Metavante provides to remit payments to any U.S. payee using electronic funds transfer or paper checks.  The services may include online user interfaces and electronic statement presentment.  The following terms apply to these Services.

Access.  Customer shall comply with Metavante’s requirements for making the Services operational and available for Customer and/or End Users (as hereinafter defined).  An “End User” is a person for whom Metavante provides the Services on Customer’s instruction or on Customer’s behalf.  In the event that Metavante shall provide online user interfaces for the Services (the “Branded Website(s)”), Customer agrees that Metavante is under no obligation to provide any person with access to the Services unless and until Customer has provided Metavante with all information and documentation required by Metavante for End User set-up.

End User Agreements.  Customer is solely responsible for verifying each End User’s identity, and for contracting with, and managing the relationship with, End Users of the Services, and obtaining all necessary End User authorization to provide the Pay Anyone Services.  Metavante will not have a contractual relationship with End Users, and so must rely upon Customer to manage liability and risk issues.  Customer will include reasonable provisions in its End User agreements regarding, and shall indemnify Metavante against, defend Metavante against, and hold Metavante harmless from claims arising from (a) Customer’s failure to verify the End User’s identity; (b) any End User’s use of or inability to use the Services, specifically including any End User’s claim for economic loss or damages arising from the End User’s use of the Services; (c) transactions effected with a lost, stolen, counterfeit, or misused log-in ID and/or password; or (d) actions taken by Metavante in accordance with an End User’s instruction.  Customer and its End Users shall be responsible for selecting and safeguarding their passwords for using the Services.  As between Customer and Metavante, any use of the Services through use of a valid password shall be authorized use, provided that Metavante will cancel or disable any End User promptly following notification from Customer.

Settlement Account.  Customer shall designate the applicable settlement account for transactions.  The settlement account shall be either each End User’s designated account for bill payment activities initiated by the End User or Customer’s designated central settlement account to fund such payments. Customer is and shall remain solely and exclusively responsible to Metavante for the entire amount of any payment processed for and on behalf of an End User that is not funded due to insufficient funds in the applicable settlement account or for any other reason outside Metavante’s control, whether or not the payment was authorized by the End User.

Payment Processing.  Metavante shall have the right to remit, stop, cancel, and manage payments and ACH re-issuance and returns as deemed most reasonable by Metavante, and Metavante may cancel payments, or block any User from initiating additional payments, in Metavante’s reasonable discretion.  Customer authorizes Metavante to contact payees and End Users with respect to payments processed by Metavante.  Metavante may process payments using the Automated Clearing House (“ACH”).  In doing so, Metavante acts as Customer’s third-party service provider and is not itself an “Originator,” “ODFI,” or “RDFI” (as defined under National Automated Clearing House Association (“NACHA”) rules).  Metavante may remit payments using checks drawn on Metavante’s clearing account, and may set an expiration date for such checks.  Metavante may also remit payments using checks drawn on the User’s designated account.  From time to time, Metavante may contact End Users to recover payment errors (common sources of payment errors include incorrect recipient (payee); delivered incorrectly by the postal service; consolidation error directed the payment to an incorrect party; stop-payment request honored and funds re-credited to End User’s account, but the check was paid; Metavante error; or duplicate payment made to payee).  In the case of payment errors, Metavante will always contact the payee first to attempt direct retrieval of the funds.  If Metavante is unable to retrieve the funds from the payee and the End User received benefit of the payment, Metavante may seek reimbursement from the End User. Customer shall be responsible for any losses to Metavante associated with payments by Metavante to, or at the direction of, government agencies, organizations and institutions, or court-directed payments.

Data Transfers.  In the event that Customer transfers data from another service provider to Metavante to convert Customer’s end users to Metavante’s systems, Metavante will not be responsible for any errors, delays, or problems in providing the Services that arise from the quality, reliability, or currency of the transferred data, including, without limitation, late fees for payments that are delayed due to the conversion of inaccurate or outdated payee data.  In the case of deconversions of User data from Metavante’s system, Customer shall pay Metavante fees, at Metavante’s then-standard professional services rates, to deconvert the User data at Customer’s request.  Customer agrees to provide Metavante at least six (6) weeks notice of any request to convert or deconvert User data to or from Metavante’s systems.  All payee data and Metavante’s payee database shall be Metavante’s property, which may be used by Metavante without limitation for purposes of maintaining and providing “Pay Anyone” bill payment services for Metavante’s customers.

Electronic Biller Services.  Electronic biller services are services provided by Metavante to enable Customer to present bills electronically to its customers and/or accept online credit card and/or ACH payment instructions from its customers.  The following terms apply to these Services:

Access.  Customer shall comply with Metavante’s requirements for making the Services operational and available for Customer and/or End Users (as hereinafter defined).  An “End User” is a person for whom Metavante provides the Services on Customer’s instruction or authorization or on Customer’s behalf.

End User Agreements.  Customer is solely responsible for verifying each End User’s identity, and for contracting with, and managing the relationship with, End Users of the Services, and obtaining all necessary End User authorization to provide the Services.  Metavante will not have a contractual relationship with End Users, and so must rely upon Customer to manage liability and risk issues.  Customer will include reasonable provisions in its End User agreements regarding, and shall indemnify Metavante against, defend Metavante against, and hold Metavante harmless from claims arising from (a) Customer’s failure to verify the End User’s identity; (b) any End User’s use of or inability to use the Services, specifically including any End User’s claim for economic loss or damages arising from the End User’s use of the Services; (c) transactions effected with a lost, stolen, counterfeit, or misused log-in ID and/or password; (d) Customer’s policy with respect to privacy, including notice(s) regarding the collection, use, storage, security, and review of personally identifiable data collected;  actions taken by Metavante in accordance with an End User’s instruction.  Customer and its End Users shall be responsible for selecting and safeguarding their passwords for using the Services.  As between Customer and Metavante, any use of the Services through use of a valid password shall be authorized use, provided that Metavante will cancel or disable any End User promptly following notification from Customer.

Payment Files.  Metavante will prepare payment files for Customer as Customer’s third-party service provider and deliver the files to Customer’s designated ODFI (for ACH files) or transaction processor (for credit card files).  Metavante’s sole responsibility for any error in payment or reversed payment is to determine whether any mechanical, procedural, or processing problems occurred at Metavante during the preparation of the payment file(including but not limited to rejection of files) and, if necessary, reprocess and resubmit the payment file without additional charge.

Statement Data.  If Customer is receiving bill presentment services, Metavante shall make statement data available for End Users to access through entities participating in Metavante’s electronic bill presentment network.

ACH Services.

General.  “ACH Services” means Services whereby Metavante will (i) initiate and/or receive automated clearing house debit and credit entries, and adjustments to debit entries and credit entries to Customer’s account, (ii) credit and/or debit the same to such account.  Customer authorizes Metavante to act as Customer’s third-party processor for initiating, transmitting, and/or receiving ACH entries.  If agreed to between Customer and Metavante, Metavante shall provide for the posting of ACH entries to Customer deposit accounts.  Metavante shall provide reports to Customer showing errors and rejections resulting from ACH entries transmitted on behalf of Customer during a particular day.  It shall be Customer’s responsibility to review such reports and correct erroneous ACH entries.

Timing.  Metavante shall make reasonable efforts to deliver ACH entries to Customer or to an ACH operator, as appropriate, prior to any applicable deadline for such delivery.  Metavante does not guarantee timely delivery.  Metavante shall have no liability to Customer as a result of any late delivery, except to the extent such late delivery is (i) caused by the willful misconduct of Metavante, and (ii) made more than 24 hours after its scheduled deadline.

NACHA Rules.  In providing ACH Services for Customer, Metavante acts as Customer’s third-party service provider and is not itself an “Operator,” “Originator,” “ODFI,” or “RDFI” (as defined under NACHA rules).  Customer shall be responsible for compliance with all applicable laws, rules, and regulations regarding Customer’s use of and/or access to the ACH Services, including applicable rules and regulations of the National Automated Clearing House Association (“NACHA”).  In particular and as applicable, (i) Customer will provide its depositors with all disclosures required under state and federal law and (ii) shall enter into an agreement with each party that will initiate ACH entries to accounts (an “Originator”) prior to permitting the Originator to initiate ACH entries.  Customer shall indemnify Metavante from, defend Metavante against, and hold Metavante harmless from any and all loss, claim, or liability to any Third Party from Customer’s breach of the foregoing obligations.  Upon notification from Customer of the occurrence of an error or omission with respect to an ACH entry, Metavante shall promptly furnish corrected ACH entry(ies) to the applicable ACH operator, unless the NACHA rules prohibit the processing of the correct ACH entry(ies).  Metavante’s liability to Customer for claims arising out of the ACH Services performed by Metavante pursuant to this Agreement shall be limited to the processing of appropriate corrected ACH entry(ies).

FEES

5.1.         Fee Structure.  Customer agrees to pay fees for the Initial Services as set forth in the Services and Charges Schedule.  If Customer elects to receive Services that are not specifically set forth in the Services and Charges Schedule, Customer agrees to pay fees as mutually agreed upon for such Services.  Any Services not identified in the Services and Charges Schedule will be at Metavante’s standard list pricing unless the parties mutually agree in writing to a different price.

5.2.         Pricing and Operational Assumptions.  The Services and Charges Schedule shall set forth any operational and pricing assumptions made by Metavante following completion of its preliminary due diligence of Customer’s requirements and its evaluation of information provided by Customer.  If one or more of the pricing or operational assumptions listed in the Services and Charges Schedule are inaccurate or incomplete in any material respect, the parties will negotiate in good faith regarding an equitable adjustment to any materially and adversely impacted provisions of this Agreement.

5.3.         Excluded Costs. The fees set forth in the Services and Charges Schedule do not include Expenses, late fees or charges, or Taxes, all of which shall be the responsibility of Customer.

5.4.         Disputed Amounts.  If Customer disputes any charge or amount on any invoice and such dispute cannot be resolved promptly through good-faith discussions between the parties, Customer shall pay the amounts due under this Agreement minus the disputed amount, and the parties shall diligently proceed to resolve such disputed amount.  An amount will be considered disputed in good faith if (i) Customer delivers a written statement to Metavante, on or before the due date of the invoice, describing in detail the basis of the dispute and the amount being withheld by Customer, (ii) such written statement represents that the amount in dispute has been determined after due investigation of the facts and that such disputed amount has been determined in good faith, and (iii) all other amounts due from Customer that are not in dispute have been paid in accordance with the terms of this Agreement.  Customer’s right to assert claims under this Agreement shall be subject to Customer’s payment in full of previously invoiced, past due amounts that have not been disputed in accordance with this Section.

5.5.         Terms of Payment.    Customer shall pay the Monthly Base Fee in advance on the first day of the calendar month in which the Services are to be performed.  Any and all other amounts payable under this Agreement shall be due thirty (30) days following the date of invoice, unless otherwise provided in the Services and Charges Schedule.  Undisputed charges not paid by the applicable due date shall be subject to annual interest at the rate of 12% or the highest rate permitted by law, whichever is lower.  Customer shall also pay any collection fees, court costs, reasonable attorneys’ fees, and other fees, costs, and charges incurred by Metavante in collecting payment of the charges and any other amounts for which Customer is liable under the terms and conditions of this Agreement.  Customer agrees to maintain a depository account with a financial institution reasonably acceptable to Metavante for the payment of amounts payable hereunder and hereby authorizes Metavante to initiate debit entries to such account for the payment of amounts payable hereunder.  Customer agrees to provide Metavante with any and all information necessary for Metavante to initiate such debit entries via the Automated Clearing House (ACH) system.

5.6.         Modification of Terms and Pricing. Charges for all Services shall be subject to a three percent (3%) annual increase.  Such increases shall be waived subject to terms designated in the Services and Charges Schedule.

PERFORMANCE WARRANTY/DISCLAIMER OF ALL OTHER WARRANTIES

6.1.         Performance Warranty.  Metavante warrants that it will provide all Services in a commercially reasonable manner in material conformance with the applicable Documentation (the “Performance Warranty”).  Where the parties have agreed upon Service Levels for any aspect of Metavante’s performance, such Service Levels shall apply in lieu of the Performance Warranty.  THIS PERFORMANCE WARRANTY IS SUBJECT TO THE WARRANTY EXCLUSIONS SET FORTH BELOW IN SECTION 6.2.

6.2.         Performance Warranty Exclusions.  Except as may be expressly agreed in writing by Metavante, Metavante’s Performance Warranty does not apply to:

A.            defects, problems, or failures caused by the Customer’s nonperformance of obligations essential to Metavante’s performance of its obligations; and/or

B.            defects, problems, or failures caused by an event of force majeure.

6.3.         DISCLAIMER OF ALL OTHER WARRANTIES.  THIS PERFORMANCE WARRANTY, AND THE WARRANTIES IN ARTICLE 6 HEREOF, ARE IN LIEU OF, AND METAVANTE DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT METAVANTE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY

COURSE OF DEALING.  IN ADDITION, METAVANTE DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN CUSTOMER WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.

MODIFICATION OR PARTIAL TERMINATION

7.1.         Modifications to Services.  Metavante may relocate, modify, amend, enhance, update, or provide an appropriate replacement for the software used to provide the Services, or any element of its systems or processes at any time or withdraw, modify, or amend any function of the Services, provided that neither the functionality of the Services nor any applicable Service Levels are materially adversely affected.

7.2.         Partial Termination by Metavante.  Except as may be provided in any Schedule, Metavante may, at any time, withdraw any of the Services upon providing ninety (90) days’ prior written notice to Customer, provided that Metavante is withdrawing the Service(s) from its entire client base.  Metavante may also terminate any function or any Services immediately upon any final regulatory, legislative, or judicial determination that providing such function or Services is inconsistent with applicable law or regulation or the rights of any Third Party.  If Metavante terminates any Service pursuant to this paragraph, Metavante agrees to assist Customer, without additional charge, in identifying an alternate provider of such terminated Service.

7.3.         Partial Termination by Customer.   Except as may be provided in any Schedule, Customer agrees that, during the Term, Metavante shall be Customer’s sole and exclusive provider of all Services.  If Customer breaches the foregoing covenant, the same shall constitute a partial termination of this Agreement, and Customer shall pay Metavante the Termination Fee for the affected Service, as liquidated damages and not as a penalty.

TERMINATION/DEFAULT

8.1.         Early Termination.  The terms and conditions set forth on the Termination Fee Schedule of the Agreement shall govern the early termination of this Agreement (or any Service).

8.2.         For Cause.

A.            If either party fails to perform any of its material obligations under this Agreement (a “Default”) and does not cure such Default in accordance with this Section, then the non-defaulting party may, by giving notice to the other party, terminate this Agreement as of the date specified in such notice of termination, or such later date agreed to by the parties, and/or recover Damages.  A party may terminate the Agreement in accordance with the foregoing if such party provides written notice to the defaulting party and either (a) the defaulting party does not cure the Default within sixty (60) days of the defaulting party’s receipt of notice of the Default, if the Default is capable of cure within sixty (60) days, or (b) if the Default is not capable of cure within thirty (30) days, the defaulting party does not both (i) implement a plan to cure as soon as reasonably practicable the Default within sixty (60) days of receipt of notice of the Default, and (ii) diligently carry-out the plan in accordance with its terms and actually cure such default within the tie specified in such plan.  The parties acknowledge and agree that a failure to pay any amount when due hereunder shall be a Default that is capable of being cured within thirty (30) days. The parties acknowledge and agree that any error in processing data, preparation or filing of a report, form, or file, or the failure to perform Services as required hereunder shall be satisfactorily cured upon the completion of accurate re-processing, the preparation or filing of the accurate report, form, or file, or the re-performance of the Services in accordance with applicable requirements, respectively.

8.3.         For Insolvency.  In addition to the termination rights set forth in Sections 8.1 and 8.2, subject to the provisions of Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject to any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations then the other party may, by giving written notice to such party, may terminate this Agreement as of a date specified in such notice of termination; provided that the foregoing shall not apply with respect to any involuntary petition in bankruptcy filed against a party unless such petition is not dismissed within sixty (60) days of such filing.

LIMITATION OF LIABILITY/MAXIMUM DAMAGES ALLOWED

9.1      Equitable Relief.  Either party may seek equitable remedies, including injunctive relief, for a breach of the other party’s obligations under Article 13 of this Agreement, prior to commencing the dispute resolution procedures set forth in Section 11 below.

9.2      Exclusion of Incidental and Consequential Damages.  Independent of, severable from, and to be enforced independently of any other provision of this Agreement, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY’S RIGHTS) IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND—including lost profits, loss of business, or other economic damage, and further including injury to property, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING ANY FAILURE OF PERFORMANCE, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

9.3      Maximum Damages Allowed.  Notwithstanding any other provision of this Agreement, and for any reason, including breach of any duty imposed by this Agreement or independent of this Agreement, and regardless of any claim in contract, tort (including negligence) or otherwise, Metavante’s total, aggregate liability under this Agreement shall in no circumstance exceed payments made to Metavante by Customer for the Services during the three (3) months prior to the act or event giving rise to such claim.  No such limitation shall apply with respect to Metavante’s willful misconduct.

9.4      Statute of Limitations.  No lawsuit or other action may be brought by either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement, after one (1) year from the date on which the cause of action arose regardless of the nature of the claim or form of action, whether in contract, tort (including negligence), or otherwise; provided, however, the foregoing limitation shall not apply to the collection of any amounts due Metavante under this Agreement.

9.5      Tort Claim Waiver.  In addition to and not in limitation of any other provision of this Article 9, each party hereby knowingly, voluntarily, and intentionally waives any right to recover from the other party, and Customer waives any right to recover from any Eligible Provider, any economic losses or damages in any action brought under tort theories, including, misrepresentation, negligence and/or strict liability, and/or tort claims relating to the quality or performance of any products or services provided by Metavante.  For purposes of this waiver, economic losses and damages include monetary losses or damages caused by a defective product or service except personal injury or damage to other tangible property.  Even if remedies provided under this Agreement shall be deemed to have failed of their essential purpose, neither party shall have any liability to the other party under tort theories for economic losses or damages.

9.6           Liquidated Damages.  Customer acknowledges that Metavante shall suffer a material adverse impact on its business if this Agreement is terminated prior to expiration of the Term, and that the resulting damages may not be susceptible of precise determination.  Customer acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.

9.7           Essential Elements.  Customer and Metavante acknowledge and agree that the limitations contained in this Article 9 are essential to this Agreement, and that Metavante has expressly relied upon the inclusion of each and every provision of this Article 9 as a condition to executing this Agreement.

INSURANCE AND INDEMNITY.

10.1.       Insurance.  Metavante shall maintain for its own protection fidelity bond coverage for its personnel; insurance coverage for loss from fire, disaster or other causes contributing to interruption of normal services, reconstruction of data file media and related processing costs; additional expenses incurred to continue operations; and business interruption to reimburse Metavante for losses resulting from suspension of the Services due to physical loss of equipment.

10.2.       Indemnity.

A.            Except as provided in 10.2B below, Customer shall indemnify Metavante from, defend Metavante against, and pay any final judgments awarded against Metavante, resulting from any claim brought by a Third Party against Metavante based on Customer’s use of the Services to support its operations, Metavante’s compliance with Customer’s specifications or instructions, or Metavante’s use of trademarks or data supplied by Customer.

B.            Metavante shall indemnify Customer from, defend Customer against, and pay any final judgment awarded against Customer, resulting from any claim brought by a Third Party against Customer based on Metavante’s alleged infringement of any patent, copyright, or trademark of such Third Party under the laws of the United States, unless and except to the extent that such infringement is caused by Metavante’s compliance with Customer’s unique specifications or instructions, or Metavante’s use of trademarks or data supplied by Customer.

10.3.       Indemnification Procedures.  If any Third Party makes a claim covered by Section 10.2 against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known.  Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee.  The indemnitee shall cooperate fully with and assist the indemnifying party in its defense against such claim in all reasonable respects.  The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense.  Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of the indemnitee.  Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent.  Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this Section.  Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim.  The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment.  The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense.  Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.

DISPUTE RESOLUTION

11.1        Representatives of Parties.  All disputes arising under or in connection with this Agreement shall initially be referred to the representatives of each party who customarily manages the relationship between the parties.  If such representatives are unable to resolve the dispute within five (5) Business Days after referral of the matter to them, the managers of the representatives shall attempt to resolve the dispute.  If, after five (5) Business Days they are unable to resolve the dispute, senior executives of the parties shall attempt to resolve the dispute.  If, after five (5) Business Days they are unable to resolve the dispute, the parties shall submit the dispute to the chief executive officers of the parties for resolution.  Neither party shall commence legal proceedings with regard to a dispute until completion of the dispute resolution procedures set forth in this Section 11, except to the extent necessary to preserve its rights or maintain a superior position against other creditors or claimants.

11.2        Continuity of Performance.  During the pendency of the dispute resolution proceedings described in this Article 11, Metavante shall continue to provide the Services so long as Customer shall continue to pay all undisputed amounts to Metavante in a timely manner.

AUTHORITY

12.1.       Metavante.  Metavante warrants that:

Metavante has the right to provide the Services hereunder, using all computer software required for that purpose.

Metavante is a corporation validly existing and in active status under the laws of the State of Wisconsin.  It has all the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement.  The execution, delivery, and performance of this Agreement have been duly authorized by Metavante, and this Agreement is enforceable in accordance with its terms against Metavante.  No approval, authorization, or consent of any governmental or regulatory authorities is required to be obtained or made by Metavante in order for Metavante to enter into and perform its obligations under this Agreement.

12.2.       Customer.  Customer warrants that:

Customer has all required licenses and approvals necessary to use the Services in the operation of its business.

Customer is validly existing and in good standing under the laws of the state of its incorporation or charter, or if a national bank, the United States of America.  It has all the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement.  The execution, delivery, and performance of this Agreement have been duly authorized by Customer, and this Agreement is enforceable in accordance with its terms against Customer.  No approval, authorization, or consent of any governmental or regulatory authorities is required to be obtained or made by Customer in order for Customer to enter into and perform its obligations under this Agreement.

In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer’s Confidential Information (as defined in Section 13.3), and such Confidential Information is or may be subject to the Privacy Regulations, such disclosure or use shall be permitted by the Privacy Regulations and by any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations.

CONFIDENTIALITY AND OWNERSHIP

13.1.       Customer Data.  Customer shall remain the sole and exclusive owner of all Customer Data and its Confidential Information (as defined in Section 13.3), regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device.  All such Customer Data and other Confidential Information shall, however, be subject to regulation and examination by the appropriate auditors and regulatory agencies to the same extent as if such information were on Customer’s premises.

13.2.       Metavante Systems.  Customer acknowledges that it has no rights in any of Metavante’s software, systems, documentation, guidelines, procedures, and similar related materials or any modifications thereof, unless and except as expressly granted under this Agreement.

13.3.       Confidential Information.  “Confidential Information” of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such including, with respect to Customer, all Customer Data.  Confidential Information shall not include: (a) information which is or becomes publicly available (other than by the party having the obligation of confidentiality) without breach of this Agreement; (b) information independently developed by the receiving party; (c) information received from a Third Party not under a confidentiality obligation to the disclosing party; or (d) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party.  The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein.

13.4.       Obligations of the Parties.  Except as permitted under this Section 13.4 and applicable law, neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party’s Confidential Information available to any Third Party without the prior written consent of the other party.  Each party shall hold the Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement and, to the extent that Confidential Information of Customer may be subject to the Privacy Regulations, as permitted by the Privacy Regulations, and shall instruct their employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of the other party or of any Third Party utilized hereunder that Metavante and Customer each require with respect to their own most confidential information, but in no event less than a reasonable standard of care, including the utilization of security devices or procedures designed to prevent unauthorized access to such materials.  Each party shall instruct its employees, agents, and contractors (a) of its confidentiality obligations hereunder and (b)

not to attempt to circumvent any such security procedures and devices.  Each party’s obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, if the same reasonably accomplishes the purposes here intended.  All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement.  A party may disclose the other party’s Confidential Information if required to do so by subpoena, court or regulatory order, or other legal process, provided the party notifies the disclosing party of its receipt of such process, and reasonably cooperates, at the disclosing party’s expense, with efforts of the disclosing party to prevent or limit disclosure in response to such process.

13.5.       Information Security.  Metavante shall be responsible for establishing and maintaining an information security program (including physical security of physical items) that is designed to (i) ensure the security and confidentiality of Customer Data, (ii) protect against any anticipated threats or hazards to the security or integrity of Customer Data, (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to Customer or any of its customers, and (iv) ensure the proper disposal of Customer Data.  Customer shall be responsible for maintaining security for its own systems, servers, and communications links as necessary to (a) protect the security and integrity of Metavante’s systems and servers on which Customer Data is stored, and (b) protect against unauthorized access to or use of Metavante’s systems and servers on which Customer Data is stored.  Metavante will (1) take appropriate action to address any incident of unauthorized access to Customer Data and (2) notify Customer as soon as possible of any incident of unauthorized access to Sensitive Customer Information and any other breach in Metavante’s security that materially affects Customer or Customer’s customers.  If the primary federal regulator for Customer is the Office of Thrift Supervision (the “OTS”), Metavante will also notify the OTS as soon as possible of any breach in Metavante’s security that materially affects Customer or Customer’s customers. Either party may change its security procedures from time to time as commercially reasonable to address operations risks and concerns in compliance with the requirements of this section.

13.6.       Ownership and Proprietary Rights.  Metavante reserves the right to determine the hardware, software, and tools to be used by Metavante in performing the Services.  Metavante shall retain title and all other ownership and proprietary rights in and to the Metavante Proprietary Materials and Information, and any and all derivative works based thereon.  Such ownership and proprietary rights shall include any and all rights in and to patents, trademarks, copyrights, and trade secret rights.  Customer agrees that the Metavante Proprietary Materials and Information are not “work made for hire” within the meaning of U.S. Copyright Act, 17 U.S.C. Section 101.

13.7.       The Privacy Regulations.  In the event that Customer requests Metavante to disclose to any Third Party or to use any of Customer’s Confidential Information, and such Confidential Information is or may be subject to the Privacy Regulations, Metavante reserves the right, prior to such disclosure or use, (a) to review any initial, annual, opt-out, or other privacy notice that Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations, and if requested by Metavante, Customer shall promptly provide Metavante with any such notice, and (b) to decline to disclose to such Third Party or to use such Confidential Information if Metavante, in Metavante’s sole discretion, believes that such disclosure or use is or may be prohibited by the Privacy Regulations or by any such notice.

13.8.       Publicity.  Neither party shall refer to the other party directly or indirectly in any media release, public announcement, or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists, or business presentations, without consent from the other party for each such use or release in accordance with this Section, provided that Metavante may include Customer’s name in Metavante’s customer list and may identify Customer as its customer in its sales presentations and marketing materials without obtaining Customer’s prior consent.  Notwithstanding the foregoing, at Metavante’s request, Customer agrees to issue a joint press release prepared by Metavante to announce the relationship established by the parties hereunder.  Customer agrees that such press release shall be deemed approved by Customer in the event that, within five (5) Business Days of receiving Metavante’s proposed press release, Customer does not provide written notice to Metavante describing in reasonable detail Customer’s objections to the press release.  All other media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement (each, a “Disclosure”), including promotional or marketing material, but not including (a) announcements intended solely for internal distribution, or (b) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be subject to review and approval, which approval shall not be unreasonably withheld, by the other party prior to release.  Such approval shall be deemed to be given if a party does not object to a proposed Disclosure within five (5) Business Days of receiving same.  Disputes regarding the reasonableness of objections to the joint press release or any Disclosures shall be subject to the Dispute Resolution Procedures of Section 11.1 above.

REGULATORY COMPLIANCE AND ASSURANCES

14.1.       Legal Requirements.

Customer shall be solely responsible for monitoring and interpreting (and for complying with, to the extent such compliance requires no action by Metavante) the Legal Requirements.  Based on Customer’s instructions, Metavante shall select the processing parameter settings, features, and options (collectively, the “Parameters”) within Metavante’s system that will apply to Customer.  Customer shall be responsible for determining that such selections are consistent with the Legal Requirements and with the terms and conditions of any agreements between Customer and its clients.  In making such determinations, Customer may rely upon the written descriptions of such Parameters contained in the User Manuals.  Metavante shall perform system processing in accordance with the Parameters.

Subject to the foregoing, Metavante shall perform an on-going review of federal laws, rules, and regulations.  Metavante shall maintain the features and functions set forth in the User Manuals for each of the Services in accordance with all changes in federal laws, rules, and regulations applicable to such features and functions, in a non-custom environment.  For any new federal laws, rules, and regulations, Metavante will perform a business review, with input from Metavante’s customers and user groups.  If Metavante elects to support a new federal law, rule, or regulation through changes to the Metavante Software, Metavante shall develop and implement modifications to the Services to enable Customer to comply with such new federal laws, rules, and regulations.

In any event, Metavante shall work with Customer in developing and implementing a suitable procedure or direction to enable Customer to comply with federal and state laws, rules, and regulations applicable to the Services being provided by Metavante to Customer, including in those instances when Metavante has elected to, but it is not commercially practicable to, modify the Metavante Software prior to the regulatory deadline for compliance.

14.2.       Regulatory Assurances. Metavante and Customer acknowledge and agree that the performance of these Services will be subject to regulation and examination by Customer’s regulatory agencies to the same extent as if such Services were being performed by Customer.  Upon request, Metavante agrees to provide any appropriate assurances to such agency and agrees to subject itself to any required examination or regulation. Customer agrees to reimburse Metavante for reasonable costs actually incurred due to any such examination or regulation that is performed primarily for the purpose of examining Services used by Customer.

Notice Requirements.  Customer shall be responsible for complying with all regulatory notice provisions to any applicable governmental agency, which shall include providing timely and adequate notice to Federal Regulators as of the Effective Date of this Agreement, identifying those records to which this Agreement shall apply and the location at which such Services are to be performed.

Examination of Records.  The parties agree that the records maintained and produced under this Agreement shall, at all times, be available at the Operations Center for examination and audit by governmental agencies having jurisdiction over the Customer’s business, including any Federal Regulator. The Director of Examinations of any Federal Regulator or his or her designated representative shall have the right to ask for and to receive directly from Metavante any reports, summaries, or information contained in or derived from data in the possession of Metavante related to the Customer.  Metavante shall notify Customer as soon as reasonably possible of any formal request by any authorized governmental agency to examine Customer’s records maintained by Metavante, if Metavante is permitted to make such a disclosure to Customer under applicable law or regulations.  Customer agrees that Metavante is authorized to provide all such described records when formally required to do so by a Federal Regulator.

Audits.  Metavante shall cause a Third Party review of its operations and related internal controls to be conducted annually by its independent auditors.  Metavante shall provide to Customer, upon written request, one copy of the audit report resulting from such review.

14.3.       IRS Filing.  Customer represents it has complied with all laws, regulations, procedures, and requirements in attempting to secure correct tax identification numbers (TINs) for Customer’s payees and customers and agrees to attest to this compliance by an affidavit provided annually.

DISASTER RECOVERY

15.1.       Services Continuity Plan.  Throughout the Term of the Agreement, Metavante shall maintain a Services Continuity Plan (the “Plan”) in compliance with applicable regulatory requirements.  Review and acceptance of the Plan, as may be required by any applicable regulatory agency, shall be the responsibility of Customer.  Metavante shall cooperate with Customer in conducting such reviews as such regulatory agency may, from time to time, reasonably request.  A detailed

Executive Summary of the Plan has been provided to Customer.  Updates to the Plan shall be provided to Customer without charge.

15.2.       Relocation.  If appropriate, Metavante shall relocate all affected Services to an alternate disaster recovery site as expeditiously as possible after declaration of a Disaster, and shall coordinate with Customer all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements.  “Disaster” shall have the meaning set forth in the Plan.

15.3.       Resumption of Services.  The Plan provides that, in the event of a Disaster, Metavante will be able to resume the Services in accordance therewith within the time periods specified in the Plan.  In the event Metavante is unable to resume the Services to Customer within the time periods specified in the Plan, Customer shall have the right to terminate this Agreement without payment of the Termination Fee upon written notice to Metavante delivered within forty-five (45) days after declaration of such Disaster.

15.4.       Annual Test.  Metavante shall test its Plan by conducting one (1) test annually and shall provide Customer with a description of the test results in accordance with applicable laws and regulations.

MISCELLANEOUS PROVISIONS

16.1.       Equipment and Network. Customer shall obtain and maintain at its own expense its own data processing and communications equipment as may be necessary or appropriate to facilitate the proper use and receipt of the Services.  Customer shall pay all installation, monthly, and other charges relating to the installation and use of communications lines between Customer’s datacenter and the Operations Center, as set forth in the Network Schedule.  Metavante maintains and will continue to maintain a network control center with diagnostic capability to monitor reliability and availability of the communication lines described in the Network Schedule, but Metavante shall not be responsible for the continued availability or reliability of such communications lines.  Metavante agrees to provide services to install, configure, and support the wide-area network to interconnect Customer to the Operations Center as described in, and subject to the terms and conditions of, the Network Schedule.

16.2.       Data Backup.  Customer shall maintain adequate records for at least ten (10) Business Days, including backup on magnetic tape or other electronic media where transactions are being transmitted to Metavante, from which reconstruction of lost or damaged files or data can be made. Customer assumes all responsibility and liability for any loss or damage resulting from failure to maintain such records.

16.3.       Balancing and Controls.  Customer shall (a) on a daily basis, review all input and output, controls, reports, and documentation, to ensure the integrity of data processed by Metavante; and (b) on a daily basis, check exception reports to verify that all file maintenance entries and non-dollar transactions were correctly entered.  Customer shall be responsible to notify Metavante immediately in the event of any error so that Metavante may initiate timely remedial action to correct any improperly processed data which these reviews disclose.  In the event of any error by Metavante in processing any data or preparing any report or file, Metavante’s sole responsibility, and Customer’s sole remedy, shall be to correct the error by reprocessing the affected data or preparing and issuing a new file or report at no additional cost to Customer.

16.4.       Future Acquisitions.  Customer acknowledges that Metavante has established the Fee Schedule(s) and enters into this Agreement on the basis of Metavante’s understanding of the Customer’s current need for Services and Customer’s anticipated future need for Services as a result of internally generated expansion of its customer base.  If the Customer expands its operations by acquiring Control of additional financial institutions or if Customer experiences a Change in Control, the following provisions shall apply:

Acquisition of Additional Entities.  If, after the Effective Date, Customer acquires Control of one or more financial holding companies, banks, savings and loan associations, or other financial institutions that are not currently Affiliates, Metavante agrees to provide Services for such new Affiliates, and such Affiliates shall automatically be included in the definition of “Customer”; provided that (i) the conversion of each new Affiliate must be scheduled at a mutually agreeable time (taking into account, among other things, the availability of Metavante conversion resources) and must be completed before Metavante has any obligation to provide Services to such new Affiliate; (ii) the Customer will be liable for any and all Expenses in connection with the conversion of such new Affiliate; and (iii) Customer shall pay conversion fees in an amount to be mutually agreed upon with respect to each new Affiliate.

Change in Control of Customer.  If a Change in Control occurs with respect to Customer, Metavante agrees to continue to provide Services under this Agreement; provided that (a) Metavante’s obligation to provide Services shall be limited to the Entities comprising the Customer prior to such Change in Control and (b) Metavante’s obligation to provide Services immediately following such Change in Control shall be limited in any and all circumstances to the number of accounts processed in the three (3) -month period prior to such Change in Control occurring, plus twenty-five percent (25%).

16.5.       Transmission of Data.  If the Services require transportation or transmission of data between Metavante and Customer, the responsibility and expense for transportation and transmission of, and the risk of loss for, data and media transmitted between Metavante and Customer shall be borne by Customer.  Data lost by Metavante following receipt shall either be restored by Metavante from its backup media or shall be reprocessed from Customer’s backup media at no additional charge to Customer.

16.6.       Reliance on Data.  Metavante will perform the Services described in this Agreement on the basis of information furnished by Customer.  Metavante shall be entitled to rely upon any such data, information, directions, or instructions as provided by Customer (whether given by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer terminal, e-mail, other “on line” system or similar means of communication, or orally over the telephone or in person), and shall not be responsible for any liability arising from Metavante’s performance of the Services in accordance with Customer’s instructions.  Customer assumes exclusive responsibility for the consequences of any instructions Customer may give Metavante, for Customer’s failure to properly access the Services in the manner prescribed by Metavante, and for Customer’s failure to supply accurate input information.   If any error results from incorrect input supplied by Customer, Customer shall be responsible for discovering and reporting such error and supplying the data necessary to correct such error to Metavante for processing at the earliest possible time.

16.7.       Use of Services.  Customer agrees that, except as otherwise permitted in this Agreement or in writing by Metavante, Customer will use the Services only for its own internal business purposes to service its bona fide customers and clients and will not sell or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any Third Party.  Customer agrees that Metavante may use all suggestions, improvements, and comments regarding the Services that are furnished by Customer to Metavante in connection with this Agreement, without accounting or reservation.  Unless and except to the extent that Metavante has agreed to provide customer support services for Customer, Customer shall be responsible for handling all inquiries of its customers relating to Services performed by Metavante, including inquiries regarding credits or debits to a depositor’s account.  Metavante agrees to reasonably assist Customer in responding to such inquiries by providing such information to Customer as Metavante can reasonably provide.

16.8.       Financial Statements.  Metavante agrees to furnish to the Customer copies of the then-current annual report for the Marshall & Ilsley Corporation, within forty-five (45) days after such document is made publicly available.

16.9.       Performance by Subcontractors.  Customer understands and agrees that the actual performance of the Services may be made by Metavante, one or more Affiliates of Metavante, or subcontractors of any of the foregoing Entities (collectively, the “Eligible Providers”).  For purposes of this Agreement, performance of the Services by any Eligible Provider shall be deemed performance by Metavante itself.  Metavante shall remain fully responsible for the performance or non-performance of the Services by any Eligible Provider, to the same extent as if Metavante itself performed or failed to perform such services.  Customer agrees to look solely to Metavante, and not to any Eligible Provider, for satisfaction of any claims Customer may have arising out of this Agreement or the performance or nonperformance of Services.  However, in the event that Customer contracts directly with a Third Party for any products or services, Metavante shall have no liability to Customer for such Third Party’s products or services, even if such products or services are necessary for Customer to access or receive the Services hereunder.

16.10.     Solicitation.  Neither party shall solicit the employees of the other party for employment during the Term of this Agreement, for any reason.  The foregoing shall not preclude either party from employing any such employee (a) who seeks employment with the other party in response to any general advertisement or solicitation that is not specifically directed towards employees of such party or (b) who contacts the other party on his or her own initiative without any direct or indirect solicitation by such party.

GENERAL

17.1.       Governing Law.  The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of Wisconsin, excluding its principles of conflict of laws.

17.2.       Venue and Jurisdiction.  In the event of litigation to enforce the terms of this Agreement, the parties consent to venue in the exclusive jurisdiction of the courts of Milwaukee County, Wisconsin, and the Federal District Court for the Eastern District of Wisconsin.  The parties further consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a party against which a judgment has been rendered, either through arbitration or litigation, for the enforcement of such judgment or award against such party or the assets of such party.

17.3.       Entire Agreement; Amendments.  This Agreement, together with the schedules hereto, constitutes the entire agreement between Metavante and the Customer with respect to the subject matter hereof.  There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth herein and therein.  This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter.  This Agreement, including the schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

17.4.       Relationship of Parties.  The performance by Metavante of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Customer and Metavante, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and Metavante.

17.5.       Assignment.  Neither this Agreement nor the rights or obligations hereunder may be assigned by either party, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that (a) Metavante’s consent need not be obtained in connection with the assignment of this Agreement pursuant to a merger in which Customer is a party and as a result of which the surviving Entity becomes an Affiliate of another bank holding company, bank, savings and loan association or other financial institution, so long as the provisions of all applicable Schedules are complied with; and (b) Metavante may freely assign this Agreement (i) in connection with a merger, corporate reorganization, or sale of all or substantially all of its assets, stock, or securities, or (ii) to any Entity which is a successor to the assets or the business of Metavante.

17.6.       Notices.  Except as otherwise specified in the Agreement, all notices, requests, approvals, consents, and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (a) first-class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (b) U.S. express mail, or other, similar overnight courier service to the address specified below.  Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.

In the case of Customer:	Team Financial, Inc.

For Billing Purposes:	Attn.:

Attn.:

In the case of Metavante:	Metavante Corporation 4900 West Brown Deer Road Milwaukee WI 53223 Attn.: General Councel

Legal Services Division

Copy to:

17.7.       Waiver.  No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power.  A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant.  All waivers must be in writing and signed by the party waiving its rights.

17.8.       Severability.  If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect.  Articles 5, 8, 10, 13, and 17 shall survive the expiration or earlier termination of this Agreement for any reason.

17.9.       Attorneys’ Fees and Costs.  If any legal action is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, attorneys’ fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.

17.10.     No Third Party Beneficiaries.  Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Customer and Metavante.

17.11.     Force Majeure.  Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not.  This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.

17.12.     Negotiated Agreement.  Metavante and Customer each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ voluntary agreement based upon the level of risk to Customer and Metavante associated with their respective obligations under this Agreement and the payments to be made to Metavante and the charges to be incurred by Metavante pursuant to this Agreement.  The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

17.13.     Waiver of Jury Trial.  Each of Customer and Metavante hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of Metavante or Customer, regardless of the nature of the claim or form of action, contract or tort, including negligence.

DEFINITIONS.  The following terms shall have the meanings ascribed to them as follows:

“ACH” shall mean automated clearing house services.

“Affiliate” shall mean, with respect to a party, any Entity at any time Controlling, Controlled by, or under common Control with such party.

“Agreement” shall mean this master agreement and all schedules and exhibits attached hereto, which are expressly incorporated, any future amendments thereto, and any future schedules and exhibits added hereto by mutual agreement.

“Business Days” shall be Mondays through Fridays except holidays recognized by the Federal Reserve Board of Chicago.

“Change in Control” shall mean any event or series of events by which (i) any person or entity or group of persons or entities shall acquire Control of another person or entity or (ii) in the case of a corporation, during any period of twelve consecutive months commencing before or after the date hereof, individuals who, at the beginning of such twelve-month period, were directors of such corporation shall cease for any reason to constitute a majority of the board of directors of such corporation.

“Confidential Information” shall have the meaning set forth in Section 13.3.

“Consumer” shall mean an individual who obtains a financial product or service from Customer to be used primarily for personal, family, or household purposes and who has a continuing relationship with Customer.

“Contract Year” shall mean successive periods of twelve months, the first of which (being slightly longer than twelve (12) months) shall commence on the Effective Date and terminate on the last day of the month in which the first anniversary of the Effective Date occurs.

“Control” shall mean the direct or indirect ownership of over fifty percent (50%) of the capital stock (or other ownership interest, if not a corporation) of any Entity or the possession, directly or indirectly, of the power to direct the management and policies of such Entity by ownership of voting securities, by contract or otherwise.  “Controlling” shall mean having Control of any Entity, and “Controlled” shall mean being the subject of Control by another Entity.

“Conversion Date” shall mean the date on which Conversion for Customer or a particular Affiliate has been completed.

“Customer” shall mean the Entity entering into this Agreement with Metavante and all Affiliates of such Entity for whom Metavante agrees to provide Services under this Agreement, as reflected on the first page of this Agreement or amendments executed after the Effective Date.

“Customer Data” means any and all data and information of any kind or nature submitted to Metavante by Customer, or received by Metavante on behalf of Customer, necessary for Metavante to provide the Services.

“Damages” shall mean actual and verifiable monetary obligations incurred, or costs paid which (i) would not have been incurred or paid but for a party’s action or failure to act in breach of this Agreement, and (ii) are directly and solely attributable to such breach, but excluding any and all consequential, incidental, punitive and exemplary damages, and/or other damages expressly excluded by the terms of this Agreement.

“Documentation” shall mean Metavante’s standard user instructions relating to the Services, including tutorials, on-screen help, and operating procedures, as provided to Customer in written or electronic form.

“Effective Date” shall mean the date so defined on the signature page of this Agreement, or, if blank, the date executed by Metavante, as reflected in Metavante’s records.

“Effective Date of Termination” shall mean the last day on which Metavante provides the Services to Customer (excluding any services relating to termination assistance).

“Eligible Provider” shall have the meaning as set forth in Section 16.9.

“Employment Cost Index” shall mean the Employment Cost Index (not seasonally adjusted) as promulgated by the United States Department of Labor’s Bureau of Labor Statistics (or any successor index).

“Entity” means an individual or a corporation, partnership, sole proprietorship, limited liability company, joint venture, or other form of organization, and includes the parties hereto.

“Estimated Remaining Value” shall mean the number of calendar months remaining between the Effective Date of Termination and the last day of the contracted-for Term, multiplied by the average of the three (3) highest monthly fees (but in any event no less than the Monthly Base Fee or other monthly minimums) payable by Customer during the twelve (12) -month period prior to the event giving rise to termination rights under this Agreement.  In the event the Effective Date of Termination occurs prior to expiration of the First Contract Year, the monthly fees used in calculating the Estimated Remaining Value shall be the greater of (i) the estimated monthly fees set forth in the Fee Schedule(s) and (ii) the average monthly fees described in the preceding sentence.

“Expenses” shall mean any and all reasonable and direct expenses paid by Metavante to Third Parties in connection with Services provided to or on behalf of Customer under this Agreement, including any postage, supplies, materials, travel and lodging, and telecommunication fees, but not payments by Metavante to Eligible Providers.

“Federal Regulator” shall mean the Chief Examiner of the Federal Home Loan Bank Board, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board, or their successors, as applicable.

“Fee Schedule” shall mean the portions of schedules containing fees and charges for services rendered to Customer under this Agreement.

“Initial Services” shall mean all Services requested by Customer from Metavante under this as of the Effective Date and set forth in the schedules attached hereto.

“Initial Term” shall mean the period set forth on the first page of this Agreement.

“Legal Requirements” shall mean the federal and state laws, rules, and regulations pertaining to Customer’s business.

“Metavante Proprietary Materials and Information” shall mean the Metavante Software and all source code, object code, documentation (whether electronic, printed, written, or otherwise), working papers, non-customer data, programs, diagrams, models, drawings, flow charts, and research (whether in tangible or intangible form or in written or machine-readable form), and all techniques, processes, inventions, knowledge, know-how, trade secrets (whether in tangible or intangible form or in written or machine-readable form), developed by Metavante prior to or during the Term of this Agreement, and such other information relating to Metavante or the Metavante Software that Metavante identifies to Customer as proprietary or confidential at the time of disclosure.

“Metavante Software” shall mean the software owned by Metavante and used to provide the Services.

“Monthly Base Fee” shall mean the minimum monthly fees payable by Customer to Metavante as specifically set forth in the Services and Charges Schedule.

“Network” shall mean a shared system operating under a common name through which member financial institutions are able to authorize, route, process and settle transactions (e.g., MasterCard and Visa).

“New Services” shall mean any services that are not included in the Initial Services but which, upon mutual agreement of the parties, are added to this Agreement.  Upon such addition, New Services shall be included in the term “Services.”

“Performance Warranty” shall have the meaning set forth in Section 6.1.

“Plan” shall have the meaning set forth in Section 15.1.

“Privacy Regulations” shall mean the regulations promulgated under Section 504 of the Gramm-Leach-Bliley Act, Pub. L. 106-102, as such regulations may be amended from time to time.

“Professional Services” shall mean services provided by Metavante for Conversion, training, and consulting, and services provided by Metavante to review or implement New Services or enhancements to existing Services.

“Sensitive Customer Information” shall mean Customer Data with respect to a Consumer that is (a) such Consumer’s name, address or telephone number, in conjunction with such Consumer’s Social Security number, account number, credit or debit card number, or a personal identification number or password that would permit access to such Consumer’s account or (b) any combination of components of information relating to such Consumer that would allow a person to log onto or access such Consumer’s account, such as user name and  password or password and account number.

“Services” shall mean the services, functions, and responsibilities described in this Agreement to be performed by Metavante during the Term and shall include New Services that are agreed to by the parties in writing.

“Service Levels” shall mean those service levels set forth in the Service Level Schedule.

“Taxes” shall mean any manufacturers, sales, use, gross receipts, excise, personal property, or similar tax or duty assessed by any governmental or quasi-governmental authority upon or as a result of the execution or performance of any service pursuant to this Agreement or materials furnished with respect to this Agreement, except any income, franchise, privilege, or similar tax on or measured by Metavante’s net income, capital stock, or net worth.

“Term” shall mean the Initial Term and any extension thereof, unless this Agreement is earlier terminated in accordance with its provisions.

“Termination Fee” shall have the meaning set forth on the Termination Fee Schedule.

“Third Party” shall mean any Entity other than the parties or any Affiliates of the parties.

“Tier 1 Support” shall mean the provision of customer service and technical support to end users.  The Metavante customer care agents provide assistance with the following, but not limited to payment verification, payee set up, opening service requests for payment research, user education on how to use the Metavante products, technical support with using and accessing the products, and technical support for some browser issues.

“Tier 2 Support” shall mean the provision of support to end users for consumer initiated payment issues such as payment not posted, stop payment, late fees, and payment posted for incorrect amount.  The Metavante payment research team acts as an advocate to the payee on behalf of the end-user to research and resolve the payment issue in a timely manner.

“User Manuals” shall mean the documentation provided by Metavante to Customer which describes the features and functionalities of the Services, as modified and updated by the customer bulletins distributed by Metavante from time to time.

“Visa” shall mean VISA U.S.A., Inc.

SERVICES AND CHARGES SCHEDULE

THE APPLICATIONS/SERVICES LISTED IN THIS SCHEDULE MAY POSSESS ADDITIONAL FEATURES AND FUNCTIONS WHICH HAVE NOT BEEN REQUESTED BY CUSTOMER AS PART OF THE INITIAL SERVICES.  DURING THE TERM OF THIS AGREEMENT, FUTURE PRODUCT DEVELOPMENT WILL LIKELY CREATE ADDITIONAL FEATURES AND FUNCTIONS NOT CONTEMPLATED BY THIS AGREEMENT.  UNLESS SPECIFICALLY NEGOTIATED BY THE PARTIES, THE DISCOUNTS  (IF ANY) SPECIFIED IN THIS SCHEDULE SHALL NOT APPLY TO SUCH ADDITIONAL OR FUTURE FEATURES/FUNCTIONS

FEES

The following pricing shall be effective on the first day of the month following the execution of this Amendment.  All fees are monthly unless stated otherwise.

Account Processing

Monthly Processing* (see note at bottom of schedule)	$ 31,900
Accounts on the system
1 - 70,000	included
70,001 - 95,000	0.48	per open/closed dep acct & open/paid loan note
> 95,000	0.47	per open/closed dep acct & open/paid loan note

Business Analytics

Business Intelligence Center
Report Writing Assistance - 1 day remote	waived
BIC Records	0.032	per record#
Total Exposure Data Mart	330.00	per bank ID
Advanced Viewer	170.00	per user
Casual Report Viewers
1 - 10	waived
> 10	10.00	per viewer

Asset/Liability extract	150.00	per bank ID (Team Fin. Bank and Team Bank N. A.)
Asset/Liability extract	75.00	per bank ID (Colorado Springs NB)

#Records include AAS accounts, deposit origination sales sessions, CIS customers, deposit accounts, EFT cardholders, consumer e-banking accounts, loan notes, GL accounts and account analysis accounts.

Sales and Service

TellerInsight	24.00	per workstation
BankerInsight (temp Service)	47.00	per workstation
Sales session/active history (temp Service)	290.00	per client
Metavante Insight Deposit Origination*	4,900.00	per client
1 – 105 users	included
> 105 users	75.00	per user

* Pending conversion scheduled for April, 2008

Electronic Banking

Consumer Ebanking Users	1.70	per user
Customer Care Tier 1 (24 x 7)	2.23	per user
Shared Voice Response Unit	0.024	per transaction

Commercial Treasury Solutions

Client Billing Maintenance	150.00	per bank ID
BIB Standard Service (1-3 accounts)	9.25	per user
BIB Standard Service with Spt (1-5 accounts)	18.25	per user
Additional Accounts	3.00	per account

State / Federal payments	0.15	per payment
Bill Payment	0.33	per transaction
ACH Payments and Collections	0.15	per payment/collection
Wire Transfer	1.00	per wire
Bill Payment NSF/Stop Payment	15.00	per stop/NSF
ACH Payments and Collections Module	5.00	per user
EDI Report Processing	3.70	per report
EDI Account Processing	24.70	per account

End of Year Processing	announced each 4th Quarter

ATM and Gateway Services

EFT Network Access (All)	450.00	per client
ATM Terminal Support	30.00	per terminal
Dial ATM Terminal Support	30.00	per terminal
Dial ATM Telecomm	0.06	per transaction
TNS Transexpress Modem Maintenance	10.00	per modem
Switch / Route - Non NYCE	0.019	per transaction
Switch / Route - NYCE	waived
Remote key distribution	50.00	per item

Debit and Prepaid Processing

Card Management	waived
Recovered / Returned Card	12.00	per card
Chargeback Processing	15.00	per card

PIN Transactions	0.04	per transaction
Signature Authorized Transactions	0.04	per transaction
Signature Settled Transactions	0.04	per transaction
Visa / Mastercard Accounts	0.03	per account
ATM Card Accounts	0.03	per account
PRM Authorization Scoring	0.007	per transaction
Web Based Adjustments	10.00	per adjustment
Debit Lost/Stolen Reports	8.25	per report

Card Personalization - Custom

Card Production - Debit Cards	0.89	per card
Card Production - ATM Cards	0.89	per card
PIN Mailers	0.18	per PIN mailer
Standard Card Carrier - ATM/Debit	0.157	per card carrier
Card Production Setup - ATM	16.75	per setup
Card Production Setup - Secured Cards	7.00	per setup

Card Personalization - Emergency Services

Emergency Cards	25.00	per card
Expeditied Cards	20.00	per card
Pull & Destroy	10.00	per card
Pull & Re-Address	15.00	per card
Pull & Overnight	15.00	per card
Emergency PIN Issue	10.00	per PIN

Card Personalization - Freight

Fedex Envelope	25.00	per envelope

Epayment Solutions

Bill Pay Users	1.39	per user
Bill Payments	0.39	per transaction
Return Items / Stop Payments	15.00	per return item / stop payment
Bill Payment Collection Items	actual

ACH

NACHA Transmission Transactions	0.039	per transaction
NACH File Transmissions	8.00	per transmission
ACH Origination Loan System	0.086	per transaction

Materials

BIB Information Kits	10.00	per kit
EFT Check Photocopy	2.00	per copy
EFT Envelopes	0.024	per envelope

Third Party Expenses

Visa Processing Guarantee Fee	actual
Visa Checkcard Compliance Fee	actual
Visa CC Comp/Proc Fee	actual
Mail/Postage 1 Card Acct Issue	0.41	per item (subject to change per postal rate increases)
Mail/Postage 2 Card Acct Issue	0.41	per item (subject to change per postal rate increases)
Postage - PIN Mailers	0.41	per item (subject to change per postal rate increases)

Visa Key Merchant Incentive	actual
Visa Variable Access Fee	actual
MC/CIR ACQ Cross Border Fee	actual
MC/CIR ISS Cross Border Fee	actual
Visanet File Trans Pass Through	actual
Cirrus Brand Fee	actual
Cirrus Pass Through Fee	actual
Star Pass Through Fee	actual
Plus Royalty Fee	actual
Plus Sponsorship Fee	actual
Cirrus ATM Switch Fee	actual
Regular Mail	actual
UPS	actual
All other	actual

Consulting and Professional Services

BankerInsight – Bronze Administrator (temp Service)	428.45	Per client
CIS Clean Up Implementation	waived
CIS Householding Setup (2 banks)	waived
Exceptions Desktop Setup (2 banks)	waived
Business Intelligence Center Report
Writing Assistance 1 day remote	waived
Consulting and Training – up to $250,000.00	waived

To be used at Customer’s discretion between the Effective Date and March 31, 2011 at the following rates: Consulting:  $225.00 per hour; Training:  $150.00 per hour.

All travel and out of pockets expenses are not included in the allowance, and are billable to the client. Travel and out of pocket expense management – Metavante will take the following actions to ensure that all billings back to client for these expenses are reasonable and based on mutual understanding:

•            Prior to making initial travel reservations, Metavante will review with client their recommendations for hotels and other services Metavante employees can use to leverage corporate or discount relationships (provided the hotels are located in safe neighborhoods).  Note: This will be done once or as needed for different projects based on mutual agreement.

•            Metavante will share relevant internal travel policies so client can understand employee limitations.

•            Metavante will bill for travel expenses on a periodic basis so client can review costs prior to completion of long term projects.

•            Metavante is also willing to set a dollar threshold that would trigger a review with the client.  This may be appropriate for long term projects requiring multiple staff, and can be evaluated on a project by project basis.

The following training time will be counted against the allowance:

Time spent by MVNT Trainers onsite at Team Financial

Time spent by MVNT Trainers preparing customized training

Time spent by Team Financial employees training at Metavante locations

Optional Solutions Pricing:

Relationship Profitability
Monthly Processing	0.02	per open deposit account/loan note
Implementation	12,000.00	per client

Business Analytics
Marketing Solution Suite	2,500.00	per client
Implementation (using standard BIC extracts)	25,000.00	per client

Electronic Banking
Electronic Statements
With check access	0.17	per statement
Without check access	0.15	per statement
Implementation	waived	per client

Note: pricing for optional solutions valid for 18 months from contract date.

Other Pricing Terms

1.   A monthly processing credit of $13,000.00 will be applied to the invoice.

2.   New Third Party Application Integration Pricing (Connectware) integration to third party applications.  The prices would be determined after a review of the specific integration opportunities with Team Financial.  Our intent is to have a 2 tiered approach:

a. Fixed price bid for applications with a low or medium range of transaction volume.

b. Specific quote for applications that drive a significant volume of transactions and processing time.

3.   Replacement Product Pricing Framework: If Customer would be required to upgrade to a Metavante offered replacement solution during the term of the relationship, Metavante will credit fees paid for the implementation of the original offering against any new Metavante one-time fees associated with the replacement solution.

4.  The following professional services rate applies to activities surrounding conversions as well as mergers & acquisitions:

40% Discount from standard rate in effect (current standard rate is $160 per hour)

5.   Metavante is offering the establishment of mutually agreed upon semi-annual reviews, funded jointly by Metavante and Customer, to review effectiveness and efficiency of Customer related to their usage of Metavante technology, process improvement, or other areas of focus for Customer.  These are intended to be engagements of a limited scope and timeframe, the outcome of which would be to increase our respective understanding of the processes in place at Customer’s institution.

6.   Relationship Pricing Framework: Future product proposals will be formally reviewed by Metavante’s Enterprise Pricing and Relationship Management Team, including executive management representation, to ensure market competitiveness, taking into account the overall Customer relationship as well as the resulting value to Customer and Metavante.

7.   Continuing Relationship Activities: Metavante is committed to participate in and provide facilities for an annual Business and Strategic Review to allow for the exchange of information at an executive and senior management level.

8.    If client elects to use an alternate General Ledger solution, the monthly base fee would be reduced by $2,500 and a $500 monthly interface fee would apply.

9.               Each January 1 prices will increase by 3%, beginning January 1, 2009.  In the event Customer’s invoice increases greater than 10% in a given calendar year excluding New Services and Network Services, the annual increase in the following year will be waived.

10.  Pass through and third party fees are not subject to discount.

11.  Customer will be placed on Metavante’s simplified invoice (available in electronic format only).

12.  Upon execution of the Agreement, the consulting engagement and new product implementation will commence.

13.  Metavante will commit a dedicated Network support staff, (project coordinator and service manager), to meet on a regular basis with Customer staff and, at a minimum, to hold quarterly teleconferences with appropriate personnel to review WAN performance. Customer will determine the frequency and location of such meetings.  One-time, annually, Metavante will fund Customer’s travel to Metavante for an on-site meeting.

14.  Metavante EFD unit pricing will not change if Customer elects to join the Allpoint Network.

15.  Relationship Profitability Product –It is the intent of Metavante to work with Customer (utilizing the consulting hours noted in this document) to assist in the development of their strategy surrounding customer and relationship profitability functionality at the teller/point of customer contact.  Metavante further agrees to perform enhancements to the Relationship Profitability Product at no charge to Customer subject to a mutually agreed upon statement of work to be executed by the parties.  This assumes Customer will use the Metavante Relationship Profitability product, which we have offered to implement for $12,000.  If Customer would be utilizing a third party for the Relationship Profitability Service, the implementation charge and monthly pricing for this product would no longer be applicable.  In such case, Metavante would not have any future development commitment as it relates to Customer’s third party profitability system.

16.  New terms are effective December 1, 2007.

17.  Metavante will move Asset Liability Reports to BIC at no charge to Customer.

18.  Metavante will deploy appropriate measure within 45 days of the contract Effective Date to determine the cause of the issues Customer is having with the TREEV Reports System.  If it is determined that Metavante is responsible, the correction of the issues will be at no cost to Customer.

19.  Metavante standard network installation cost will be capped at $900 per location for any new branch additions.  Customer may contribute effort and resources to the process to reduce this cost, based upon collaborative discussions with Metavante.

20.  Metavante waives the standard ATM load development fee of $250 per load.  Normal charges apply in the event of a merger or acquisition.

21.  Metavante waives the standard ATM setup fee of $200 per terminal associated with organic growth.  Normal charges apply in the event of a merger or acquisition.  Third party and pass through costs still apply.

22.  Metavante will convert the “Right to Cure” notice into Laserform at no cost to Customer.

23.  The following Services that Customer used to pay separately for are included in this argument at no charge:  PRM Cardholder account fee, ATM Surcharging Terminal Support, and Business Intelligent Center Transaction Fees.

24.  The IP telephony management fee of $900 will be credited upon implementation of both the Cyota Phishing and Pharming Solution and Router Consolidation.

25.  The implementation charge to upgrade the current branch network circuits to full T-1’s will be waived ($15,300).  (Refer to page 56 SNS Total Solution  - One Time Network Implementation Charge)

*Services included in the monthly processing fee:

Account Processing

Deposit and loan account/transaction processing

CIS accounts

Third Party CIS accounts and updates

GL detail accounts

Additional Services

Report creation

Collections

Safe Box

M&I Bank Account View

Account Number Generation

Infrastructure

Metavante Insight Customer Service

Platinum Customer Care

Compliance Services

Bank Match

Suspicious Tracking -  Bank

Suspicious Tracking -  TIN

OFAC     Full-file Comparision

OFAC Daily Comparision

Commercial Treasury Services

Account Analysis

ACH

ACH Receiving Transactions

Online    Returns Processing

WEALTH MANAGEMENT TECHNOLOGY SERVICES

Services Included in the Structured Per Account Charges which are listed on Exhibit D2 attached hereto.

THE APPLICATIONS/SERVICES LISTED IN THIS EXHIBIT MAY POSSESS ADDITIONAL FEATURES AND FUNCTIONS WHICH HAVE NOT BEEN REQUESTED BY CUSTOMER AS PART OF THE INITIAL SERVICES.  DURING THE TERM OF THIS AGREEMENT, FUTURE PRODUCT DEVELOPMENT WILL LIKELY CREATE ADDITIONAL FEATURES AND FUNCTIONS NOT CONTEMPLATED BY THIS AGREEMENT.  UNLESS SPECIFICALLY NEGOTIATED BY THE PARTIES, THE DISCOUNTS (IF ANY) SPECIFIED IN THIS EXHIBIT SHALL NOT APPLY TO SUCH ADDITIONAL OR FUTURE FEATURES/FUNCTIONS.

TrustDesk™ Licenses and Maintenance

TrustReport ™Ongoing Usage

Metavante Portfolio Online

InvestDesk

Annual Review Suite Usage

Trust System Online History Retention of 36 months or less

Investment Review Retention of 13 months or less

Web based statements for 13 months or less

Virtual Training Annual License

Accruals, Process and Report Daily

Trust System Report Production

5500 Reporting

1099 Tax Tape Production and Substitute Reporting

DTC IID Confirms/Affirms/Settlements

ACM / Demand Note Subaccounting

“As Of” Report of Account Assets

Automated Trading and Trade Order Execution System

Complete Common Trust Fund Capabilities

Comprehensive Employee Benefit Reporting

Retirement Distribution Management System (RDMS)

Fee System

Mutual Fund Automation (including settlement, applicable rate interfaces, and asset allocation modeling)

Multibank, Multistate, Multibranch Processing

Report Writer System with File Upload/Download Features – Overnight/On Demand

Security Master File Processing

Statement and Investment Review Processing Online

Trade Date Reporting

Previous Period Information on Statements

New and Lost Business Reporting (three-month retention)

Trust System Maintenance

TrustExchange interfaces are included.  Transmission fees apply.

WEALTH MANAGEMENT TECHNOLOGY SERVICES

Services NOT included in the structured per account charges.  Fees for these services are detailed in the published Metavante Wealth Management Price Schedule.

Personal Cash Management (PCM) Usage

ReturnTrack™

Strong Authentication

Securities Pricing and Factor Service

Xcitek Corporate Action Notification

VMS Mutual Fund Daily Rates

VMS Ex/Record Date Rate Interface

Moody’s Ratings

Xcitek Municipal Bond Notification

Electronic Filing of Quarterly Tax Estimates (via EFTPS)

Web based Statements beyond 13 Months

Extended Transaction History Retention beyond 36 Months

Extended Investment Review Retention beyond 13 Months

ACH Usage

Metavante Loan system Interface Usage

DayVest

Transmissions Handling

StarView

Set-Up of New Terminals/Printers

Network Management Fees – Based on L.U. Defined

•                  LU Charges

•                  Network Change Requests

•                  Network Implementation

•                  Client Participation in Disaster Testing

Tape Handling

Microfiche

Consulting Services

Custom Programming

Third Party/Client Report Printing

Courier Costs

Form Costs

Testing of Primary Circuit Dial Backup Recovery

Deconversion Charges

•      Deconversion Reclamation Fee

•      Deconversion Tapes Provided in Metavante Format

•      Post-deconversion On-line Access

Metavante Workshops

Annual Metavante User Documentation Updates

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EXHIBIT D2
WEALTH MANAGEMENT TECHNOLOGY SERVICES

FEE SCHEDULE

Recurring Fees

Metavante is offering the Customer a “structured price” in determining their annual charge.

Annual per account fees for trust processing services:

Traditional Trust Account:	$130.00	per account/per year

*Low Activity Account:	$50.00	per account/per year

*A low activity account is defined as an account having no more than 36 transactions per year, and not more than quarterly statements

ReturnTrack	$12.00	per account/per year

InvestDesk	Waived	per account/per year

	$4,500.00 Implementation Fee payable over a 12 month period or $375 per month

Annual Review Suite	Waived per account/per year

	$4,500.00 Implementation Fee payable over a 12 month period or $375 per month

Metavante Standard Print Solution	$12,000.00	one time implementation

	Waived annual maintenance

All pricing is subject to annual increase of three percent (3%) beginning January 1, 2009.

•                  Price increases will take effect on January 1 of each year.

•                  Minimum charge for trust processing is $22,500 annually.

Metavante reserves the right to charge separately for new optional services added to their Trust Service after the execution of this Agreement.

Metavante uses several outside vendors (pricing service, communications, corporate notification services, etc.) in providing their Trust Services.  Any pass-through charges or price increases from these services or any new optional services added by Metavante will be passed through to the Customer based on their effective date to Metavante.

WEALTH MANAGEMENT TECHNOLOGY SERVICES

FEE SCHEDULE

PRICING ASSUMPTIONS

1.             Trust Data Processing Services:

METAVANTE shall provide complete processing services for the Customer as more fully described in the User Manuals.  Customer has a set of the User Manuals.  Updates will be supplied based on Metavante’s then-current price for User Manuals.  The User Manuals include, but are not limited to:

a.               User Manual Volume 1

b.              User Manual Volume 2

c.               User Manual Volume 3

d.              User Manual Volume 4

e.               Reports Usage Manual 1

f.                 Reports Usage Manual 2

g.              Special Processing Volume 1

h.              Special Processing Volume 2

i.                  Special Processing Volume 3

j.                  Special Processing Volume 4

k.               TrustDeskTM on-line user documentation

2.             Client Support Services

Metavante has included daily support personnel time for the Customer based on the schedule shown below.  These support hours cover questions related to standard system function and their usage as noted in the Metavante Trust Services User Documentation or any processing related issues.  Any hours required by the Customer in excess of this will be billed at Metavante’s then current standard product support rate.

Product Support Hours Schedule

Contract Year	Support Hours

1	300
2	250
3 and up	250

Some inquiries and services may be billable at the then current standard product support rates.  Billable activity may include the following types of inquiries:

a.               Trust business/industry

b.              Consultative Advice

c.               Procedures; i.e., how to setup, change

d.              Trust policies and procedures manual assistance

e.               Equipment setup, changes

f.                 Statement customizing

g.              Report writers designed

3.                                       Compatible Printing Systems:

The Customer is responsible for maintaining a Metavante Trust System compatible print solution that is supported by METAVANTE (the “Printing Solution”).  A Printing Solution is required by METAVANTE to enable the Customer to print METAVANTE Trust System checks, statements, special forms, reports, and other trust system output.

SERVICE LEVEL SCHEDULE

1.                                      GENERAL PROVISIONS

1.1.          Introduction.  This Service Level Schedule identifies Service Levels for the Services obtained by Client from Metavante. These Service Levels are set forth below.

1.2.          Definitions.  In addition to the terms defined in Section 2 of this Service Level Schedule, the following terms have the following meanings and shall be equally applicable to the singular and plural forms:

(A)          “Availability” shall mean that the Service associated with the applicable Service Level is available to Client and End Users, as applicable, as contemplated by this Agreement and is functioning normally in all other material respects as defined in each description of each Service Level set forth in this Service Level Schedule.

(B)           “Business Day” shall mean each Monday through Friday except holidays recognized by the Federal Reserve Bank of Chicago.

(C)           “Business Intelligence Center” or “BIC” shall mean the information support system implemented by Metavante to access key business information contained in the Data Warehouse. The tools included in the BIC offering are designed to support both casual and power Client users. The Software for the so-called client portion of the BIC offering (which includes Data Warehouse-related Software and report writing Software) will reside on equipment located at Client facilities; all other elements of the Software for the BIC offering will reside at Metavante facilities. BIC may be operated by Client’s or Metavante’s personnel.

(D)          “Business Internet Banking” or “BIB” shall mean a suite of products that offers realtime access to personal and business accounts through a variety of information reporting packages, as well as special reports, check imaging, data export, account transfer, stop payment, loan, wire transfer, ACH (including tax payments), positive pay, and bank administration.

(E)           “Card Management System” or “CMS” is a tool accessible by Client that provides online inquiry and maintenance, card issuance, transaction authorization and customer account management for debit, prepaid debit and ATM card programs.

(F)           “CIS” means Customer Information System.

(G)           “CGS” means Consolidated Gateway System.

(H)          “Consumer eBanking” or “CeB” shall mean the information support system that provides end users with realtime access to their personal financial resources at the Client institution through a branded Web site or homepage.

(I)            “Core System” shall mean the following elements of the Metavante System:  the so-called Deposit System, the so-called Loan System, the General Ledger System and CIS.

(J)            “Critical Operations Reports” shall mean each of the following reports:  standard Loan System R6000 through R7530 reports and standard Deposit System R1000 through R2640 and R2699 through R4998 reports.

(K)          “Data Warehouse” shall mean Metavante’s data warehouse commonly known as “Business Intelligence Center” (which includes the tool commonly known as “Business Objects”), and any permitted successors and replacements therefor.

(L)           “Enterprise Contact Management” or “ECM” shall mean the branded information system associated with Metavante’s hosted sales and service solution.

(M)         “EFD” means Electronic Funds Delivery.

(N)          “EFD Reports” shall mean Metavante generated Settlement Manager and Card Management System reports.  Network generated reports are excluded from this.

(O)          “Emergency Maintenance” shall mean Metavante shall use commercially reasonable efforts to effect planned outages during the Maintenance Windows.  In cases where emergency outages are necessary, Metavante shall provide notice of any such planned outage using Metavante’s InfoSource notification system prior to the planned outage specifying the duration of the planned outage.

(P)           “Final Resolution” shall mean a Payment Research Case reaches Final Resolution when Metavante has confirmed that the payee has posted, funds have been refunded to the Customer, or the payment has been reissued to the correct payee. Additionally, Final Resolution will include situations where Metavante has notated and routed the case back to Customer for additional information, authorization or at Customer’s request; or Metavante has provided the payee with proof of payment documentation necessary for the payee to correctly post the payment to the end user’s account at the payee.

(Q)          “Handled” shall mean items fully brought to resolution and items that require more information from the End User (via Client) or payee before Claim can be brought to resolution.

(R)           “Institution” shall mean the logical grouping of banks forming a holding company or other higher-level entity.

(S)           “Investment Technology Services” or “ITS” shall mean the transaction processing and Web-based tools Metavante offers to provide bank, brokerage and independent trust organizations technology to support the products they use to deliver services to high net worth clients.

(T)           “Month-End Processing Day” shall mean the Data Warehouse daily and monthly tables are updated.  If processing has been completed prior to the Business Intelligence Center Prior-Day Data

Updates Service Level, data will be accessible and will reflect the updates from the previous day.  If processing is still occurring, the updates will not be available until loading is complete.  If processing has not yet started, the Data Warehouse daily and monthly tables will remain the same as the prior day until loading begins for the most recent updates.  During the loading process, the Data Warehouse daily and monthly tables will not be available.

(U)          “Normal Processing Day” shall mean the Data Warehouse daily tables are updated.  If processing has been completed prior to the Business Intelligence Center Prior-Day Data Updates Service Level, data will be accessible and will reflect the updates from the previous day.  If processing is still occurring, the updates will not be available until loading is complete.  If processing has not yet started, the Data Warehouse daily tables will remain the same as the prior day until loading begins for the most recent updates.  During the loading process, the Data Warehouse daily tables will not be available.

(V)           “Operations Center” shall mean the data center from which Metavante provides the Services.

(W)         “Processing Day” shall mean any Monday through Saturday except holidays recognized by the Federal Reserve Bank of Chicago.

(X)          “Release” shall mean that Metavante has received from Client or Client’s selected vendor(s) all required posting input data.  In the event that the Release is not provided by the Client by the agreed upon time, Metavante will make best effort to meet agreed upon processing times for all processing dependent upon the Release, however any failure to meet those times will not be considered a service level miss.

(Y)           “Scheduled Downtime” shall mean any period of non-Availability due to scheduled maintenance as set forth in each description of each Service Level set forth in this Service Level Schedule and other maintenance periods agreed to in writing in advance by the parties.

(Z)           “Scheduled Hours of Availability” shall mean the period of time during which Availability is measured for a given Service Level as set forth in each applicable description of each Service Level set forth in this Service Level Schedule.

(AA)       “Service Level Failure” shall have the meaning set forth in Section 1.3(D) of this Service Level Schedule.

(BB)        “System Maintenance Window” shall mean scheduled outages for which Metavante needs to perform regular, technical maintenance (e.g. NCP maintenance, CPU IPL’s, DASD installs, IMS gens, etc.).  This type of maintenance is performed Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT, between 4:00 a.m. and 8:00 a.m. CST/CDT for West Coast locations, or between 1:00 a.m. and 5:00 a.m. CST/CDT for some East Coast locations.  These activities may result in downtime during the System Maintenance Window.

(CC)        “Tandem/BASE24” shall mean the application responsible for receiving transaction authorization data from POS, ATM devices and EFT associations.  The transaction authorization data is then delivered to host applica¬tions for authorization decisions via external associations or directly to the Card Management System.

1.3.          Reporting On Service Levels

(A)          Except as otherwise expressly provided in this Service Level Schedule, all Service Levels shall be measured consistently on a calendar month basis.  No later than thirty (30) days following the end of each month, Metavante shall provide Client with a monthly performance report for the Services, which report shall include its performance with respect to each of the Service Levels, including:  (i) Metavante’s performance against, and calculations with respect to, each Service Level during the preceding month and prior months; and (ii) Service Level Failures occurring during the preceding month.  Such measurement, monitoring and reporting shall permit Client to verify compliance with the Service Levels.

(B)           Metavante shall promptly investigate, assemble and preserve pertinent information with respect to, report on the causes of and correct all performance related failures associated with, Service Levels, including performing and taking appropriate preventive measures to prevent recurrence.  In addition, Metavante shall provide Client with communications as soon as reasonably practicable with respect to issues that impact or could reasonably be expected to impact Client.  Metavante shall use commercially reasonable efforts to minimize recurrences of such failures for which it is responsible.  Client shall use reasonable efforts to correct and minimize the recurrence of problems for which Client is responsible and that prevent Metavante from meeting the Service Levels.  Metavante shall use commercially reasonable efforts to resolve all problems and requests within the scope of Services notwithstanding whether any Service Level has or has not been met, and shall notify Client promptly of any such unresolved issues known to it.

(C)           Metavante shall maintain reasonable supporting information for each monthly performance report for at least fifteen (15) months and shall, at Client’s request, make such information available to Client.

(D)          Service Level Failure.  A “Service Level Failure” occurs whenever Metavante fails to meet a Service Level. Metavante shall be excused for a Service Level Failure to the extent the Service Level Failure is attributable to:

(i)                                     an event of force majeure; or

(ii)                                  acts or omissions of Client.

1.4.          Time Periods.  Except as otherwise specified, all references to days are to calendar days and all references to hours/minutes are to hours/minutes during a calendar day.  All references to times are to Central time; all references to months and quarters are to calendar months and calendar quarters, respectively, unless otherwise specified; all references to weeks are to calendar weeks, with the first day of each week being Sunday.

1.5.          Additions or Modifications to Service Levels

(A)          Replacement Systems.  In the event that any applicable system or function used by Metavante to provide a Service is replaced during the Term by a comparable system or function, the Service Level shall, to the extent reasonably practicable, be defined during the first sixty (60) days of operation of such replacement system or function, provided that such Service Level shall be established at a level intended to achieve performance at least the same as or better than performance under the Service Level associated with the replaced system or function.

(B)           Documentation of Changes.  Any additions or modifications to Service Levels shall be documented in a written amendment to the Agreement (and this Schedule).

(C)           Account Volume Growth.  Batch windows are based on current account volumes as of the Effective Date. Batch windows may be adjusted by Metavante in consultation with Client should account volumes exceed 20% growth.

2.                                      SERVICE LEVELS

2.1.          Core System Availability Service Level

(A)          The “Core System Availability Service Level” means that each of the Core Systems shall have ninety-nine percent (99%) Availability.  “Availability” means the ability of Client to access each of the Core Systems and perform transactions necessary to complete the function within each of such Core Systems with up to date information during the Scheduled Hours of Availability.  The Scheduled Hours of Availability for the Core System Availability Service Level shall be 7:00 a.m. to 10:00 p.m. CST/CDT each Processing Day.  Scheduled Downtime for the Core System Availability Service Level shall be the System Maintenance Window.

2.2.          Monthly Batch Report Service Level

(A)          The “Monthly Batch Report Service Level” means that not more than two (2) Processing Days per calendar month where the Critical Operations Reports are not available by the Scheduled Delivery Time.  A “miss” by Metavante is a failure to achieve this on any Processing Day.  On each processing day, Metavante shall initiate batch processing and have Critical Operations Reports available for transmission to Client or available for print at a Metavante center within five (5) hours starting from the later of: (a) the agreed upon time that on-line access is disabled; or (b) Metavante receives the Release providing the Release is received by Metavante no later than 1:00 a.m. CST/CDT.

2.3.          Year-End Batch Report Service Level

(A)          The “Year-End Batch Report Service Level” means that Metavante shall initiate batch processing and have Critical Operations Reports available for transmission to Client or available for print at a Metavante center within fifteen (15) hours on the last Processing Day of the year starting from the later of: (a) the agreed upon time that on-line access is disabled or (b) Metavante receives the Release providing the Release is received by Metavante no later than 1:00 a.m. CST/CDT.

2.4.          Operations Center Availability Service Level

(A)          The “Operations Center Availability Service Level” means that communications between the Client’s Operation Center and Metavante’s Datacenter shall have ninety-nine and nine-tenths percent (99.9%) Availability as measured by Metavante’s network performance monitoring tool, excluding all VPN solutions.  “Availability” means that there are communications between Client’s Operations Center and Metavante’s Datacenter during Scheduled Hours of Availability.  The Scheduled Hours of Availability for the Operations Center Availability Service Level shall be twenty four hours a day, seven days per week.  Scheduled Downtime for the Operations Center Availability Service Level is:  (i) Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT; (ii) other planned outages of up to one (1) hour per month in the aggregate, provided that Metavante shall notify Client of any such planned outages using Metavante’s InfoSource notification system at least twenty four (24) hours prior to the planned outage specifying the duration of the planned outage, it being understood that if such outage exceeds the duration of the planned outage, such outage shall not be deemed to be Scheduled Downtime; (iii) Client managed environmental outage such as client site power loss, cable cut, etc.; (iv) downtime if Client elects not to have SNS back up capabilities; and (v) equipment maintenance periods that are mutually agreed upon in writing in advance.

(B)           For the avoidance of doubt, the Operations Center Availability Service Level measures network transport and not necessarily Client’s experience.  For example, a Client user may assume the network is the cause of an issue when in fact the actual issue is something other than the wide area network (WAN).

2.5.          Business Intelligence Center Availability Service Level

(A)          The “Business Intelligence Center Availability Service Level” means that the BIC is accessible for use by Client to access the Data Warehouse and that the same is functioning normally in all material respects during Scheduled Hours of Availability.  The Scheduled Hours of Availability for the Business Intelligence Center Availability Service Level shall be 7:00 a.m. to 10:00 p.m. each Processing Day, except on Saturdays when Availability is from 7:00 a.m. to 6:00 p.m.  Availability times are specific to an Institution’s time zone.  Scheduled Downtime for the Business Intelligence Center Availability Service Level is Sundays.

2.6.          Business Intelligence Center Prior-Day Data Updates Service Level

(A)          The “Business Intelligence Center Prior-Day Data Updates Service Level” means that due to varying account volumes and month-end processing being three times that of a normal day’s processing, two Service Levels will apply as follows: (i) for Institution’s with an Aggregate Deposit Account Volume less than 250,000 accounts, Normal Processing Day by 9:30 a.m. and Month-End Processing Day by 12:00 p.m., (ii) for Institution’s with an Aggregate Deposit Account Volume greater than or equal to 250,000 accounts, Normal Processing Day by 10:30 a.m. and Month-End Processing Day by 7:00 a.m. the next Processing Day.  Availability times are specific to an Institution’s time zone.  Metavante is responsible for meeting the Business Intelligence Center Prior-Day Data Updates Service Level providing the batch processing Release is received by Metavante no later than 1:00 a.m. CST/CDT.  The Business Intelligence Center Prior-Day Data Updates Service Level is dependent on Metavante receiving the Release on time.  This excludes Account Analysis due to re-analysis processing.

2.7.          Host Teller Transactions Response Time Service Level

(A)          The “Host Teller Transactions Response Time Service Level” means that Metavante shall process so called host teller transactions in an average of one and five-tenths (1.5) seconds as measured over a calendar month, from the time that the transaction is sent by the Client’s point of demarcation to the time the processed data is returned to Client’s point of demarcation.  For CGS clients, this is measured from the time the transaction is received at Metavante’s CGS in Brown Deer, Wisconsin to the time the processed data is returned to the CGS.  The Scheduled Hours of Availability for the Host Teller Transactions Response Time Service Level shall be 7:00 a.m. to 10:00 p.m. CST/CDT each Processing Day.

(B)           Should Metavante not be able to perform in accordance with the Service Level because Client failed to acquire network or equipment recommended by Metavante, or such additional network or equipment as may be reasonably necessary based on the circumstances, Metavante shall notify Client in writing and Client shall either acquire such network and/or equipment or accept the response time that is achieved.

2.8.          CRT Transactions Response Time Service Level

(A)          The “CRT Transactions Response Time Service Level” means that Metavante shall process so called CRT transactions in an average of two and five-tenths (2.5) seconds as measured over a calendar month, from the time that the transaction is sent by the Client’s point of demarcation to the time the processed data is returned to Client’s point of demarcation.  For CGS clients, this is measured from the time the transaction is received at Metavante’s CGS in Brown Deer, Wisconsin to the time the processed data is returned to the CGS.  The Scheduled Hours of Availability for the CRT Transactions Response Time Service Level shall be 7:00 a.m. to 10:00 p.m. CST/CDT each Processing Day.

(B)           Should Metavante not be able to perform in accordance with the Service Level because Client failed to acquire network or equipment recommended by Metavante, or such additional network or equipment as may be reasonably necessary based on the circumstances, Metavante shall notify Client in writing and Client shall either acquire such network and/or equipment or accept the response time that is achieved.

2.9.          Tandem/BASE24 Availability Service Level

(A)          The “Tandem/BASE24 Availability Service Level” means that Tandem/BASE24 shall have ninety-nine and seven-tenths percent (99.7%) Availability.  “Availability” means Tandem/BASE24 is available and operational and is functioning normally in all material respects with respect to all functions during Scheduled Hours of Availability.  The Scheduled Hours of Availability for the Tandem/BASE24 Availability Service Level shall be twenty four hours a day, seven days per week.  Scheduled Downtime for the Tandem/BASE24 Availability Service Level shall be Clients will be notified of scheduled maintenance outages forty-five (45) days in advance via standard notification methods.

2.10.        CMS Availability Service Level

(A)          The “CMS Availability Service Level” means that CMS shall have ninety-nine and five-tenths percent (99.5%) Availability.  “Availability” means CMS is available and operational and is functioning normally in all material respects with respect to all functions during Scheduled Hours of Availability.  The Scheduled Hours of Availability for the CMS Availability Service Level shall be twenty four hours a day, seven days per week.  Scheduled Downtime for the CMS Availability Service Level is Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT and Wednesdays between 2:00 a.m. and 6:00 a.m. CST/CDT.  Additionally, Scheduled Downtime shall include the System Maintenance Window.

2.11.        EFD Reports Service Level

(A)          The “EFD Reports Service Level” means that not more than one (1) time per calendar month where the EFD Reports are not available by the Scheduled Delivery Time.  A “miss” by Metavante is a failure to achieve this on any day.  Metavante shall initiate processing and have EFD Reports available for delivery to Client by 3:00 a.m. CST/CDT the following day.

(B)           ATM Adds and Branch Openings. Metavante will commit to uptime within two (2) hours of scheduled/planning timing.

2.12.        CeB Availability Service Level

(A)          The “CeB Availability Service Level” means that CeB shall have ninety-eight percent (98%) Availability.  “Availability” means the time when the network, database and other elements under direct Metavante control are available and responsive to remote customer service inquiry during the Scheduled Hours of Availability.  The Scheduled Hours of Availability for the CeB Availability Service Level shall be twenty-four hours a day, seven days per week.  Scheduled Downtime for the CeB Availability Service Level is Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT.  Additionally, Scheduled Downtime shall include the System Maintenance Window.

2.13.        CeB with Bill Payment Manager Availability Service Level

(A)          The “CeB with Bill Payment Manager Availability Service Level” means that CeB with Bill Payment Manager shall have ninety-eight percent (98%) Availability.  “Availability” means the time when the network, database and other elements under direct Metavante control are available and responsive to remote customer service inquiry during the Scheduled Hours of Availability.  The Scheduled Hours of Availability for the CeB with Bill Payment Manager Availability Service Level shall be twenty four hours a day, seven days per week.  Scheduled Downtime for the CeB with Bill Payment Manager Availability Service Level is Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT.  Additionally, Scheduled Downtime shall include the System Maintenance Window.

2.14.        CeB End-User Support (Tier One) Service Level

(A)          The “CeB End-User Support (Tier One) Service Level” means eighty-five percent (85%) of CeB calls received each month shall be answered within thirty (30) seconds, measured monthly within the shared environment.  The monthly average abandoned call rate shall not exceed five percent (5%) of all incoming calls (does not include calls answered by an automated response unit), within the shared environment.  The abandon rate refers to how many callers hang up before speaking with an agent. The Standard Hours of Operation for the Metavante Customer Care Center shall be twenty four hours a day, seven days a week excluding the following holidays: New Years Day, Easter, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.  On these holidays, the Metavante Customer Care Center will close at 11:00 p.m. CST/CDT the night before the holiday and reopen at 11:00 p.m. CST/CDT the day of the holiday.

2.15.        CeB Bill Pay Processing Service Level

(A)          The “CeB Bill Pay Processing Service Level” means one hundred percent (100%) of non-rejected payment transaction requests received by Metavante by 8:00 p.m. CST/CDT will be processed on the same Business Day’s processing cycle.

2.16.        BIB Availability Service Level

(A)          The “BIB Availability Service Level” means that BIB shall have ninety-eight percent (98%) Availability.  “Availability” means the time when the network, database and other elements under direct Metavante control are available and responsive to remote customer service inquiry during the Scheduled Hours of Availability.  The Scheduled Hours of Availability for the BIB Availability Service Level shall be twenty four hours a day, seven days per week.  Scheduled Downtime for the BIB Availability Service Level is Sundays between 1:00 a.m. and 9:00 a.m. CST/CDT.  Additionally, Scheduled Downtime shall include the System Maintenance Window.

2.17.        BIB End-User Support (Tier One) Service Level

(A)          The “BIB End-User Support (Tier One) Service Level” means eighty-five percent (85%) of BIB calls received each month shall be answered within sixty (60) seconds, measured monthly within the shared environment. The monthly average abandoned call rate shall not exceed five percent (5%) of all incoming calls (does not include calls answered by an automated response unit), within the shared environment.  The abandon rate refers to how many callers hang up before speaking with an agent. The Standard Hours of Operation for the Metavante Customer Care Center shall be twenty four hours a day, seven days a week excluding the following holidays: New Years Day, Easter, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.  On these holidays, the Metavante Customer Care Center will close at 11:00 p.m. CST/CDT the night before the holiday and reopen at 11:00 p.m. CST/CDT the day of the holiday.

2.18.        BIB Bill Pay Processing Service Level

(A)          The “BIB Bill Pay Processing Service Level” means one hundred percent (100%) of non-rejected payment transaction requests received by Metavante by 11:00 p.m. CST/CDT will be processed on the same Business Day’s processing cycle.

2.19.        Standard Payment Research, Claim Processing and Resolution Service Level

(A)          The “Standard Payment Research, Claim Processing and Resolution Service Level” means End User initiated research will reach Initial Resolution within three (3) Business Days, ninety-seven and five-tenths percent (97.5%) of the time and will reach Final Resolution within forty-five (45) Calendar Days, ninety-seven and five-tenths percent (97.5%) of the time, after the initial contact to Metavante Customer Service by Customer, during normal business hours, during the calendar month, within the shared environment.

(B)           Customer representative will enter research items into the Metavante system.  Metavante personnel will handle these research items and move them from open to pending to closed.  Client personnel can view the status of the research item at any time using the CST tool.  The date of next follow-up refers to the date that Metavante will next review the inquiry if it requires additional information from the End User, payee, or Client.

(C)           Payment research investigations will be accepted as early as five (5) Business Days from the date the payment is remitted by Metavante (“Payment Processing Date”) for Electronic payments and eight (8) Business Days from the payment file cut date for payments made by check.  Any Payment Research Investigations received before the lead times stated in the prior sentence will not be included in the Service Level calculations.

2.20.        Escalated Payment Research, Claim Processing and Resolution Service Level

(A)          The “Escalated Payment Research, Claim Processing and Resolution Service Level” means Client representative will open research claims in an escalated status for mortgage payment and insurance payments.  These claims will be handled within one (1) Business Day after the initial consumer contact ninety percent (90%) of the time, during the calendar month, within the shared environment.

2.21.        Pending Payment Research, Claim Processing and Resolution Service Level

(A)          The “Pending Payment Research, Claim Processing and Resolution Service Level” means inquiries will be tracked by or on the next action date and follow up will continue until the problem is resolved.  The follow-up with payees will occur on the date of next follow-up eighty percent (80%) of the time, during the calendar month, within the shared environment.

2.22.        ITS Availability Service Level

(A)          The “ITS Availability Service Level” means that ITS shall have ninety-five percent (95%) Availability.  Scheduled Downtime for the ITS Availability Service Level is Sundays between 2:00 a.m. and 6:00 a.m. CST/CDT.  Additionally, Scheduled Downtime shall include the System Maintenance Window.

2.23.        ITS Batch Report Service Level

(A)          The “ITS Batch Report Service Level” means Metavante will initiate batch processing and have bank operations reports available for transmission to Client or make the processed item and reports within six (6) hours (fifteen (15) hours at year end) after receiving all input data from Client, and with such performance being missed not more than two (2) Processing Days per calendar month.

2.24.        ITS Response Time Service Level

(A)          The “ITS Response Time Service Level” means Metavante will process ninety-five percent (95%) of CRT synchronous transactions in less than two and five-tenths (2.5) seconds as measured over a calendar month from time to time the transaction is sent by the Client’s point of demarcation to the time the processed data is returned to the Client’s point of demarcation using IBM System Monitoring Facility (SMF) or similar product.  Should Metavante not be able to achieve this objective, Metavante may recommend network or equipment upgrades over which Client has control and Client shall be responsible for making such changes or accepting the response time that it achieved.

2.25.        ECM Availability Service Level

(A)          The “ECM Availability Service Level” means that ECM shall have ninety-nine percent (99%) Availability.  “Availability” means the time when the network, core systems, database, and other elements under direct Metavante control are available and responsive during the Scheduled Hours of Availability.  The Scheduled Hours of Availability for the ECM Availability Service Level shall be 7:00 a.m. to 10:00 p.m. CST/CDT each Processing Day.  Scheduled Downtime for the ECM Availability Service Level is Mondays from midnight to 5:00 a.m. CST/CDT.  Additionally, Scheduled Downtime shall include the System Maintenance Window.

2.26.        “Metavante Insight Service Level” for “Deposit Origination”

(A)          Metavante Insight for Deposit Origination, which is a browser-based solution designed to facilitate deposit account opening and related activities, shall have ninety-eight percent (98%) availability, provided that Metavante is not responsible for lack of availability due to failure of Internet service providers or failure of CLIENT NAME hardware or software. The Scheduled Hours of Availability for the Metavante Insight Deposit Origination Service Level shall be 8:00 a.m. through 10:00 p.m., Monday through Saturday, and 9:00 a.m. through 10:00 p.m. on Sunday. Scheduled Downtime for the Metavante Insight Service Level shall be Sundays between 2:00 a.m. and 9:00 a.m. Metavante Insight for Deposit Account Origination may not be available outside of the Scheduled Hours of Availability.

TERMINATION FEE SCHEDULE

1.             Termination for Convenience.  Except as set forth in Paragraph 3 of this Schedule, if Customer elects to terminate this Agreement or any Service for any reason, Customer shall pay Metavante the Termination Fee computed in accordance with this Schedule.  The Termination Fee shall be paid prior to the Effective Date of Termination of the Agreement or Service, as applicable.  In addition to the foregoing, Customer shall pay to Metavante any amortized but unpaid Conversion fees and all reasonable costs in connection with the disposition of equipment, facilities and contracts specifically related to Metavante’s performance of the Services under this Agreement.

2.             Termination for Cause by Metavante.  If Metavante terminates this Agreement in accordance with Sections 8.2 or 8.3 of the Agreement, Customer shall pay Metavante the Termination Fee as set forth in this Schedule.  The Termination Fee shall be paid prior to the Effective Date of Termination. In addition to the foregoing, Customer shall pay to Metavante any amortized but unpaid Conversion fees and all reasonable costs in connection with the disposition of equipment, facilities and contracts specifically related to Metavante’s performance of the Services under this Agreement.

3.             Termination for Cause by Customer.  If Customer terminates this Agreement in accordance with Sections 8.2 or 8.3 of the Agreement, then Customer shall not be obligated to pay Metavante the Termination Fee.

4.             Termination Fee.  The Termination Fee shall be an amount equal to eighty-five percent (85%) of the Estimated Remaining Value of the terminated Services.

5.             Rebate of Termination Fee.  Subject to Metavante’ rights under Section 6 below, Customer shall receive a rebate of a portion of any Termination Fee paid by Customer hereunder in the event that Customer shall enter into a new exclusive agreement with Metavante to receive the Initial Services within six (6) months following the Effective Date of Termination.  Such rebate shall be determined according to the following schedule:

Number of Months Following Termination	Rebate

1	100%

2	5/6

3	4/6

4	3/6

5	2/6

6	1/6

6.             Payment of Rebate.  The applicable rebate of the Termination Fee shall become payable to Customer upon execution of a new exclusive agreement for Initial Services by and between Customer and Metavante within six (6) months following the Effective Date of Termination (the “New Agreement”).  The terms of such New Agreement shall be as mutually agreed by the parties and nothing herein shall obligate Metavante or Customer to accept any terms or conditions, whether or not previously acceptable to either of them.  The rebate may be paid to Customer by Metavante, in its sole discretion, in the form of a discount to fees payable by Customer under the New Agreement or as a credit against implementation, conversion, training, or professional services fees payable by Customer, or in such other manner as Metavante shall decide.

7.             Revocation.  Customer’s right to receive the rebate of the Termination Fee as provided under Section 5 of this Schedule may not be cancelled or revoked except by a written instrument that is (a) signed by Metavante expressly revoking Customer’s right to receive such rebate; and (b) delivered to Customer by Metavante within thirty (30) days following the date of termination of this Agreement.

NYCE NETWORK PARTICIPANT SCHEDULE

Section 1.  Scope.  NYCE owns and operates a shared electronic funds transfer network (the “Network”) whereby insured depository financial institutions and other approved organizations are able, among other things, to route, secure authorization for, and settle Transactions originated at Terminals and other NYCE approved devices (“Devices”).  Participant recognizes that this Schedule also sets forth the rights and obligations of other participants in the Network (“Network Participants”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Network Requirements (as defined herein).  Subject to the terms and conditions of this Schedule, Participant agrees to become a participant in the Network, subject to the terms and conditions of this Agreement (select applicable option(s)):

          NYCE Network Participation

(If Participant elects (a) NYCE Network Participation above, that Participant may add participation in the NYCE Network Prepaid Card Program at any time under the terms and conditions of this Agreement and the Network Requirements.  In such case, an addendum to this Agreement is not required.  If Participant elects (b) NYCE Network Participation, Prepaid Card Program Only above, then in such case, an addendum to this Agreement  is required if Participant desires to add full NYCE Network participation.)

Section 2.  Compliance with Network Requirements.  Certain rights, obligations, and responsibilities of Network Participants and NYCE are set forth in the NYCE Network Operating (“Rules”), Graphic Standards, Technical Specifications, and/or other written requirements published by NYCE from time to time, as amended or modified from time to time (collectively, the “Network Requirements”), and all such provisions thereof are incorporated into this Schedule by reference.  Participant will comply with all applicable provisions of the Network Requirements.

Section 3.  Services.  Subject to the rights and obligations of NYCE set forth in the Network Requirements, NYCE will: (a) provide, or arrange for the provision of, a Switch enabling customers of Participant and other Participants to effect Transactions through Terminals, Devices and/or Prepaid Terminals (as applicable), provided that NYCE may discontinue any and all services to Participant in accordance with the Rules; (b) supply to and accept from Participant and its Designated Processor all information and data relating to Transactions in such form as NYCE may require from time to time; (c) have a “client services unit” available during normal business hours to assist Participant in utilizing the services provided under this Agreement; and (d) provide Participant with training for the services provided under this Agreement in the manner, to the extent and at such fees as it generally makes such training available to other Network Participants.  Additional rights and obligations of the parties are set forth in Exhibit A and/or Exhibit B hereto, if any.

Section 4.  License to Use Marks.  NYCE hereby grants Participant a non-exclusive, royalty-free, limited license to use those Marks which are granted to all Network Participants, solely in connection with Participant’s participation in the Network, subject to the Network Requirements.

Section 5.  Fees; Taxes.  Participant will pay all fees, sanctions, fines, and other charges set forth in the Rules and the published fee schedules as specified therein.  Such fees, sanctions, fines, and other charges are subject to change from time to time as set forth in the Rules.  Participant or its Designated Processor shall identify one or more deposit accounts and authorize NYCE to debit or credit such accounts for all amounts due and payable by Participant.  Participant will promptly pay when imposed or assessed all taxes, fees, assessments, charges and similar amounts, imposed by a federal, state and local governmental entity and arising out of or incidental to Participant’s participation in the Network or any predecessor to the Network or Participant’s receipt or use of the services provided under this Schedule; provided, however, the foregoing shall not apply to the extent based upon the net income of NYCE.

Section 6.  No Warranty.  NYCE MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NONINFRINGEMENT, WITH RESPECT TO THE SERVICES TO BE PROVIDED BY IT OR BY ANY THIRD PARTY WITH WHICH IT CONTRACTS TO PROVIDE SERVICES, OR WITH RESPECT TO THE MARKS AND NYCE’S OTHER TRADE DESIGNATIONS, TO PARTICIPANT, ANY NETWORK PARTICIPANT OR ANY OTHER PERSON, AND NOTHING CONTAINED IN THE NETWORK REQUIREMENTS SHALL CONSTITUTE SUCH A WARRANTY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NYCE DISCLAIMS ANY WARRANTIES REGARDING MARKET DATA, INDUSTRY DATA OR OTHER DATA PROVIDED BY NYCE AND, FURTHER, MAKES NO WARRANTY THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE.

Section 7. Term; Termination; Termination Fee.   This Schedule shall automatically terminate upon termination of Participant’s participation in the Network as set forth in the Rules.  For the avoidance of doubt, Participant does not have the right to terminate this Schedule for convenience, and any purported termination of this Schedule by Participant prior to the expiration of the then-current Term for any reason, other than NYCE’s material breach of its obligations hereunder, shall be deemed to be a material breach of Participant’s obligations hereunder, which shall entitle NYCE to terminate this Schedule for cause.  If this Schedule is terminated by NYCE for cause as described in the preceding sentence, Participant shall pay to NYCE, as liquidated damages for such breach and not a penalty, an amount equal to the number of months remaining in the then-current Term as of the effective date of termination, multiplied by the sum of (i) the average monthly fees (measured over the preceding six months, excluding pass-through fees) paid to NYCE by Participant during such Term, and (ii) the average monthly fees (measured over the preceding six months across the Network) paid to NYCE by other network participants in respect of Transactions from Cards issued by Participant and in respect of Transactions acquired by Participant.  Such liquidated damages shall be in addition to, and not in diminishment of, any amounts due NYCE under this Schedule or otherwise, including, without limitation, amounts owing pursuant to the Rules.

Section 8.  Intended Beneficiary; Survival.  Participant and Metavante acknowledge and agree that NYCE Payments Network, LLC, is an intended beneficiary of the rights set forth in the Schedule and shall therefore have the right to enforce this Schedule directly against Participant or Customer.  Sections 2, 5, 6, and 8 of this Schedule shall survive any termination or expiration thereof.

EXHIBIT A

Section 1.  Network Participation.

1.1   Participant shall cause all Cards, including but not limited to, cards that access payroll benefits or a prefunded dollar value (commonly known as prepaid or stored value cards), now or hereafter issued by Participant (including those Cards acquired by Participant) to participate in the Network, regardless of whether such Cards are required under the Network Requirements or otherwise to participate in the Network.

1.2   Participant represents and warrants that it shall use the Network as its sole provider for ATM and POS Transactions initiated with Customer’s Cards and Participant shall not participate in any other Shared Networks; with the exception of the AllPoint Network and it’s successors for ATM surcharge free access.  In the event the AllPoint Network introduces a POS program, Participant agrees that it shall opt out of such program or exit the AllPoint Network completely. Participant may also participate in international ATM-only Shared Network(s) for the limited purpose of cash withdrawals and related transactions at ATM Terminals.

1.3   In the event that Participant is, as of the date of an acquisition of additional Cards, a party to an agreement(s) with other Shared Network(s) (other than as permitted in Section 1.2 above), Participant shall take all steps necessary to exit (by expiration or termination) in accordance with its terms as soon as possible such agreement(s) with the Shared Network(s), including without limitation, the timely delivery of all requisite notices.  In addition, while such other agreement is in effect Participant shall take all steps necessary to cause all Transactions initiated at Network Terminals with Participant’s Cards to be priority routed to the Network, including, but not limited to, providing the Network and any other Shared Network with appropriate irrevocable instructions designating the Network for priority routing of all of Participant’s Cards.  In the event that the designation of the Network as Participant’s first priority routing choice is contrary to any other agreement then in place, Participant shall make such designation at the earliest date on which such contractual commitments shall expire or terminate.

Section 2.  NYCE Fees.  During the term of the Schedule:

2.1  The monthly Participation Fee set forth on the NYCE Network Services Price Schedule for Participant shall be waived during each month that Participant is a Metavante client.

2.2  The monthly Membership Fee shall be waived for the Selective Surcharging (SUM) and Presto! Alliance programs.

2.3  During the term of the Schedule, ATM Transaction Fees (per ATM and POB Transaction), POS Transaction Fees (per POS Transaction) and Surcharge Transaction

Fee (per Surcharged Transaction) for Participant shall be in accordance with the amounts set forth below:

ATM Transactions:	$.0700

POS Transactions:	$.0300

Surcharge Transactions:	Waived

In addition to such fees, Participant shall be subject to all other applicable fees set forth on the published NYCE Network and Ancillary Services Price Schedules, which fees may be amended from time to time.

Section 3.  Miscellaneous.

3.1  The terms and conditions of this Addendum are proprietary to NYCE and are to be treated as Confidential Information by Participant in accordance with the Network Requirements.

3.2  Participant shall participate in timely mutually acceptable press release describing key terms of the relationship.

EXHIBIT B

SUM Selective Surcharging Services

Section 1.  Scope.  NYCE owns and operates an electronic funds transfer and communication network (the “NYCE Network”) whereby insured depository institutions are able, among other things, to route, process and settle Transactions originated at Terminals.  NYCE offers Participants the ability to participate in certain programs related to the surcharging of certain Transactions.  By executing this Amendment, Program Member has agreed to become a member of the Program.

Section 2.  Definitions.  Capitalized terms used herein and not otherwise defined in this Amendment shall have the meaning ascribed to them in the NYCE Network Operating Rules, as they may be amended or modified from time to time (the “Rules”).

2.1  “Program” shall mean the program described in Section 3 of this Amendment.

2.2  “Program Marks” shall mean the any and all proprietary marks associated with the Program.

Section 3.  Program.   Program Member agrees to become a member of the Program below pursuant to this Amendment and includes certain terms and conditions specific or unique to the Program:

SUM Selective Surcharging Program

3.1  SUM Selective Surcharging Program.  The Rules authorize Participants to enter into an agreement pursuant to which the Participant agrees to exempt Surcharge Eligible Transactions performed by cardholders of other parties to the agreement from Surcharges at each other’s ATM Terminals.  Program Member has elected to become a member of the selective surcharging program administered by NYCE (the “SUM Program”).  Capitalized terms used in this Section 3.1 and not otherwise defined herein or in the Rules shall have the meaning set forth in the NYCE Network Selective Surcharging Program Rules, as they may be amended or modified from time to time (the “SUM Program Rules”).

3.2  SUM Program Marks.

3.2.1 License to Use.  NYCE (a) reserves the right from time to time to designate, modify, and/or discontinue any and all SUM Program Marks, and (b) reserves the right to use, and to license or sublicense others to use, the SUM Program Marks.  NYCE hereby grants Program Member a non-exclusive, royalty-free, limited license to use the SUM Program Marks solely as set forth in the SUM Program Rules or as otherwise approved by NYCE in writing, which approval may be granted or denied in NYCE’s sole discretion.  In no event shall Program Member use the SUM Program Marks in any way, for any purpose, or in conjunction with any words, which inaccurately or inappropriately identify or describe the SUM Program, or to describe, advertise, or identify in any other manner anything other than the SUM Program.

3.2.2 Conditions and Limitations on Use.  The right of Program Member to use the SUM Program Marks shall be subject to the following conditions and limitations:  (a) Program Member shall comply with the SUM Program Rules, this Amendment, and all Applicable Laws pertaining to its use of the SUM Program Marks, as well as all the graphic standards, specifications, and directives concerning usage of the SUM Program Marks that may be issued by NYCE from time to time; (b) Program Member shall not represent that it has any ownership interest in the SUM Program Marks or registrations, nor shall Program Member do or cause to be done anything that contests, impairs or tends to impair NYCE’s exclusive right, title, and interest in and to the SUM Program Marks; (c) NYCE may, at any reasonable time, inspect the manner in which Program Member is using the SUM Program Marks and, if NYCE so requests, Program Member shall submit data regarding samples and descriptions of such use; and (d) at any time reasonably requested by NYCE, and at Program Member’s sole expense, Program Member shall cease to use the SUM Program Marks and, if so requested, shall destroy or surrender to NYCE any depiction of the SUM Program Marks.

3.2.3  Protection of the Program Marks.  Program Member shall assist NYCE to the fullest extent necessary to procure protection, and to maintain any existing protection, for all of NYCE’s rights in the SUM Program Marks.  In the event that Program Member learns of any actual or intended infringement, simulation, or imitation of the SUM Program Marks by any Person that has not been granted the right to use the SUM Program Marks by NYCE, Program Member shall so notify NYCE in writing as soon as reasonably practicable.

3.2.4 Litigation by Program Member.  Program Member shall neither threaten nor initiate any litigation against any third party relating to the SUM Program Marks without the prior written consent of NYCE.

3.2.5 Claim of Infringement.  If another Person asserts that Program Member violated any proprietary rights in conjunction with its use of a SUM Program Mark, Program Member shall promptly notify NYCE in writing of such assertion and of any litigation or possible litigation resulting from such assertion.  In the event any claim of infringement is made or threatened against NYCE or any SUM Program member as it relates to any SUM Program Mark or injunctive relief is granted to a claimant with respect to such claim, NYCE may, in its sole discretion: (a) modify the SUM Program Mark to render it non-infringing, or (b) substitute another mark, or (c) terminate Program Member’s participation in the SUM Program.  The foregoing shall be NYCE’s sole obligation and liability to Program Member in the event of any claim of infringement.

Section 4.  Compliance with Documents.  Certain rights, privileges, duties, obligations, and responsibilities of Program Member are set forth in the Network Requirements, the SUM Program Rules (with respect to the SUM Program), and all other applicable Program rules, and all such provisions are incorporated into this Amendment by reference as if they were fully set forth herein.  Program Member will comply with and be bound by all applicable provisions of the Network Requirements and SUM Program Rules.  In the event of any conflict between this Amendment and the Network Requirements, or the SUM Program Rules and the Network Requirements, the Network Requirements shall govern and control.

Section 5.  Inclusion and Participation of Program Cards.  All Cards issued by Program Member must participate in the Program.  Program Member may exclude the Cards issued in a specific state or states from Program participation provided that Program Member issues Cards in those states so excluded under a unique BIN(s).  Program Member shall take all steps necessary to cause all Transactions initiated using Program Cards to be routed to the NYCE Network during the term of this Amendment.  Program Member represents and agrees that it is not and will not be a party to an agreement with, or subject to restrictions imposed by, another Shared Network which would prevent or interfere with the routing to the NYCE Network of Transactions initiated with Program Cards at Program Terminals.

Section 6.  Confidentiality.  Program Member shall not disclose or otherwise make available any property or information regarding the Program to any Person other than its employees, agents, or representatives who have a need to know in conjunction with Program Member’s productive use of the Program.

Section 7.  Legal Compliance.  Program Member shall comply with all Applicable Law pertaining to its participation in the Program.  Program Member shall also inform NYCE of any change in state law known to Program Member that affects its continued participation in the Program

Section 8.  Indemnification Program Member shall indemnify and hold harmless NYCE, its directors, officers, employees, agents, and shareholders, all other Program members and their Designated Processors (the “NYCE Indemnified Parties”), from any and all losses, costs, expenses, fees, claims, damages, liabilities, and causes of action (including, without limitation, attorneys’ fees and costs) of third parties for any matter whatsoever which in any way directly or indirectly arises from, is caused by, or is attributable to, any of the following:  (a) failure of Program Member to abide by or perform any obligation imposed by the SUM Program Rules, Network Requirements, and/or this Amendment (as applicable), or its status as a Program Member; (b) violation by Program Member of any law, regulation, or court order directly or indirectly relating to a Program; (c) unauthorized use by Program Member of one or more Program Marks; (d) Program Member’s participation in the Program; and/or (e) the use of any Program ATM Terminal by any Cardholder of another Program member.  For the purposes of (a)-(c) above, the term Program Member shall include its directors, employees, agents, representatives, and its Designated Processor.  Program Member shall be provided with prompt notice of any such claims and given full authority and assistance for the defense of any such claims; provided, however, that Program Member shall have no authority to settle any claim against any NYCE Indemnified Party without the prior written consent of such party (which consent shall not be unreasonably withheld).

Section 9.  Limitation of Liability.

9.1  No Warranty.  THERE ARE NO WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROGRAM, THE PROGRAM MARKS, OR THE SERVICES PROVIDED BY NYCE PURSUANT TO THE PROGRAM, AND NYCE SPECIFICALLY DISCLAIMS ALL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.  Nothing contained in the SUM Program Rules, the Rules, or this Amendment shall constitute such a warranty.

9.2  No Liability.  Program Member acknowledges and agrees that NYCE is receiving limited compensation for administering the Program, and as a result of such limited compensation, NYCE will have no liability to, or duty to indemnify, any Participant, its Designated Processor, its Cardholders, any Program member or any other Person claiming through any of the foregoing, for any losses, costs, expenses, fees, claims, liabilities, or causes of action (including, without limitation, attorneys’ fees and costs), or any direct, indirect, compensatory, punitive, special, incidental, or consequential damages (including, without limitation, loss of profits), for any matter whatsoever which in any way directly or indirectly arises from, is caused by, or is attributable to, this Amendment and the Program.

Section 10.   Fees and Taxes.  The fees payable to NYCE for the Program shall be as set forth in the NYCE Network Service Price Schedule, which shall be subject to change from time to time.  Such fees shall be payable at the time and in the manner set forth in the Rules.  Participant shall be responsible for the payment of all taxes, fees, assessments, charges and similar amounts imposed or assessed by any federal, state or local governmental entity arising from or incidental to Participant’s use of or access to the Program; provided, however, the foregoing shall not apply to the extent such taxes, fees, assessment or charges are based upon the net income of NYCE.

Section 11.  Cessation.  NYCE may cease or suspend Program Member’s access to the Program, in whole or in part, upon such notice as shall be practical and reasonable under the circumstances, in the event that:  (a) fulfilling any of NYCE’s obligations hereunder, violates, or in its reasonable opinion is likely to violate, any Applicable Law; (b) NYCE receives instructions from a governmental entity having authority over the business of NYCE or Program Member instructing NYCE to cease access to all or any portion of the Program to Participant; (c) NYCE reasonably concludes that continued access to the Program may have a material adverse impact upon the Program, the NYCE Network, NYCE, or other Participants or Program members; or (d) NYCE reasonably believes that a Regulatory Agency may proceed against NYCE as a result of the Program.  Program Member acknowledges that, under critical circumstances, little or no notice may be deemed practical or reasonable.

Section 12.  Termination.

12.1  Termination for Convenience.  Participation in the Program may be terminated without cause upon at least ninety (90) days’ prior written notice (a) by Program Member or NYCE or (b) following notice of termination of the Program by NYCE.  In addition, either party may terminate participation in the Program upon written notice provided within thirty (30) days of the effective date of this Amendment.

12.2  Termination for Cause.  Program Member’s participation the Program may be terminated for good cause by NYCE.  Any such termination shall be effective thirty (30) days after NYCE provides Program Member notice of such termination, unless NYCE determines that it is necessary to make termination immediately effective in order to protect the NYCE Network, other Participants, other Program members, or NYCE from substantial harm.  “Good cause” for termination shall include, without limitation: (a) a determination by NYCE that Program Member is in violation of the Rules, the SUM Program Rules, and/or this Amendment, where such violation continues for ten (10) days after notice thereof; and/or (b) failure to pay when due any Program fees, charges, or other amounts owed by Program Member, where such failure continues for three (3) Business Days after notice thereof.

12.3  Automatic Termination.  Program Member’s participation in the Program will terminate automatically upon termination or expiration of Program Member’s participation in the NYCE Network.

12.4  Responsibilities Upon Termination.  Upon termination of Program Member’s participation in the Program, Participant will: (a) immediately cease all use of the Program Marks and all materials and property provided by NYCE, and destroy or return all such property, as prescribed by NYCE; (b) not be entitled to a refund of any fees, charges, or other amounts paid to NYCE; and (c) remain liable for meeting all financial and other obligations arising from its participation in the Program (including the payment of all applicable fees, charges, and other amounts) which may have accrued prior to the termination.

Section 13.  Miscellaneous.

13.1  Survival. The rights and duties of the parties set forth in Sections 6, 8, 9, 10, 12, and 13 shall survive the termination or expiration of this Amendment.

13.2          Notice.  All notices and other communications which may be given or are required to be given to a party to this Amendment shall be in writing and shall be deemed to have been properly given (a) upon receipt if delivered by hand, (b) upon receipt if faxed, (c) upon receipt if deposited on a prepaid basis with a nationally recognized express courier for next Business Day delivery, or (d) three Business Days after being deposited in the United States mail, first class, postage prepaid, to the address (or fax number) of the party that follows (or to such other address or fax number as such party may specify by like notice):

To NYCE:	NYCE Payments Network, LLC

400 Plaza Drive, 2nd Floor

Secaucus, New Jersey 07094

Attn: Contract Administration

Fax: (201) 330-3374

To PARTICIPANT:	The address (or fax number) provided to NYCE in writing by PARTICIPANT and specifically designated as

“Address for Legal Notice” or, if none is provided, then to the “Primary Contact” of PARTICIPANT.

13.3        Right to Information. Program Member shall cooperate with NYCE and provide NYCE with all information and assistance reasonably requested by NYCE to (a) successfully administer the Program and (b) respond to any inquiries or complaints from Program Member, any other Program members, Participants, their respective customers.

EXHIBIT C

Presto Services

Section 1.  Product.  Subject to the timely fulfillment by Participant of its obligations and responsibilities under this Addendum and the Agreement, NYCE will furnish to Participant, and Participant will obtain from NYCE, the Presto services set forth herein (the “Presto Services”) in accordance with the terms and conditions of this Addendum, the Agreement, the NYCE Network Operating Rules and the Presto! Network Requirements.

Section 2.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Agreement or Network Requirements. As used in this Addendum hereinafter:

“Presto! Network Requirements” means the bylaws, articles of organization, agreements, operating rules, standards, procedures, regulations, policies, specifications and other requirements of the Presto! Network applicable to Participant in connection with its receipt of Presto Services, all of which may be amended from time to time in the sole discretion of the Presto! Network. The Presto! Network Requirements are incorporated into this Addendum by reference as if they were fully set forth herein.

Section 3.  Responsibilities of Participant.  In addition to the rights, duties, obligations and responsibilities of Participant set forth in this Addendum, the Agreement, and the Presto! Network Requirements, Participant agrees as follows:

3.1 Participant hereby represents, warrants and covenants that it has met, and will continue to meet, all requirements established from time to time by the Presto! Network for participation in, or obtaining, the Presto Services. Participant will comply with all provisions of the Presto! Network Requirements. Participant hereby acknowledges that it has received and thoroughly examined the Presto! Network Requirements. Participant will provide to NYCE any information reasonably requested by NYCE (including, but not limited to, financial information and periodic certifications), to assist NYCE in determining whether Participant is (a) in compliance with all provisions of the Presto! Network Requirements, (b) operating in a safe and sound manner, and (c) likely in any material respect to endanger the existence or operation of NYCE. Participant shall abide by and comply with procedures and policies established by NYCE from time to time with regard to Presto Services transactions and provided in writing to Participant, including those procedures and policies as set forth in the Network Requirements.

3.2 Participant will effect settlement through NYCE as Participant’s processor to the Presto! Network and in accordance with the Presto! Network Requirements for all Presto! Network transactions. Settlement with NYCE shall be made in accordance with NYCE’s customary practices and procedures in effect from time to time, subject to such modifications as may be necessary to accommodate any Presto! Network transactions. NYCE may effect settlement and any necessary financial adjustments in the same manner as it effects settlement and financial adjustments for Participant with respect to NYCE Network Transactions. Participant shall take all steps reasonably required to enable it to participate in the settlement process for! Network transactions involving its cardholders, and to settle with NYCE for Presto! Network transactions involving its cardholders. NYCE shall not be obligated to make settlement with the Network in respect of authorized Presto transactions except to the extent that Participant has effected settlement with NYCE in respect thereof in immediately available funds.

3.3 Participant shall provide NYCE with the information and data in its possession and/or control, in such form and at such times, as is necessary for NYCE to comply with the Presto! Network Requirements, or as otherwise reasonably required by NYCE to provide the Presto Services. Participant shall provide NYCE with any information or documents requested by the Presto! Network for purposes of investigating an error involving any Presto Services transactions. Participant agrees to use the NYCE designated adjustment system and procedures for purposes of effecting adjustments arising from Presto! Network transactions unless such Presto! Network has alternate requirements.

3.4 Participant shall comply with all Presto! Network Requirements in connection with any distribution, use or disclosure of any advertising, promotional, or press release materials, or any other form of disclosure relating to any Presto Services which make reference to trademarks, service marks, trade names, logos, or other items which may associate the Presto! Network with any services provided by Participant, or which makes reference to Participant’s relationship with the Presto! Network. Participant acquires no interest in or right to use any trademarks, service marks, logos, or trade names of the Presto! Network except to the extent, if any, permitted by the Presto! Network

Requirements.

3.5 With respect to Participant’s Cards used to initiate Presto Services transactions, Participant shall provide NYCE and/or the Presto! Network with any and all requested information that it has within its possession or control to enable the Presto! Network to generate a cardholder transaction receipt as required by Applicable Law.

3.6 Participant shall be responsible for (a) the authorization of each Presto! Network transaction subject to this Addendum which is initiated by Participant’s cardholders and (b) settlement of all (i) approved Presto! Network transactions which are initiated by one of its cardholders.

3.7   As between NYCE and Participant, NYCE assumes no obligations, responsibilities, duties or liabilities under the Presto! Network Requirements and Participant’s sole remedy for any claims arising therefrom shall be against the Presto! Network. Participant is solely responsible for ensuring that its equipment and systems that support its Cards are capable of operating in the Presto! Network, and for complying with the Presto! Network Requirements. Participant will not be permitted to obtain any Presto Services through NYCE until it satisfactorily meets all testing, certification, and other technical requirements pertaining to the Presto Service in question as established from time to time by NYCE and/or the Presto! Network. Participant shall bear all expenses incurred by it to enable it to comply with the Presto! Network Requirements, whether such expenses are for hardware or software modifications or for any other cost to achieve such compliance.

3.8  Participant shall (a) audit, balance, verify and reconcile, as the case may be, all reports pertaining to the Presto Services and (b) promptly notify NYCE of any errors in the foregoing or unreconciled out-of-balance conditions not later than the close of business on the next Business Day after receipt of the applicable report.

3.9 Participant will route all Presto Services transactions to NYCE for processing.

Section 4.  Fees.  The NYCE fees for providing the Presto Services are set forth on the NYCE Network Services Price Schedule and are subject to change from time to time upon 30 days notice. In addition to such amounts payable to NYCE for the Presto Services, Participant will pay to the Presto! Network all fees (including without limitation, interchange and switch fees), fines, assessments, royalties, penalties, charges and other amounts due by Participant under the Presto! Network Requirements, as the same may change from time to time. Participant will also reimburse NYCE for all fees, charges, royalties, assessments, costs, expenses, penalties, fines and sanctions assessed against NYCE by the Presto! Network (or Participant’s pro-rata portion, if applicable) as a result of providing the Presto Services to Participant and/or Participant’s participation in, or access to, the Presto! Network; provided, however, Participant shall not be obligated to reimburse NYCE for any of the foregoing to the extent, if any, due solely to the failure of NYCE to comply with the Presto! Network Requirements.

Section 5.  Cessation.   In the event that (a) fulfilling any of NYCE’s obligations hereunder, violates, or in its reasonable opinion is likely to violate, any Applicable Law; or (b) Participant has failed to fulfill any payment obligations to NYCE, whether arising under this Addendum or otherwise, or Participant has unsatisfactory credit with NYCE; or (c) NYCE receives instructions from a governmental entity having authority over the business of NYCE or Participant instructing NYCE to cease providing all or any of the Presto Services to Participant; or (d) Participant ceases regular business operations; or (e) NYCE receives notice from any Presto! Network to which NYCE is providing Participant with access hereunder that NYCE is to cease providing Participant with access to such Presto! Network, then NYCE may cease or suspend access to, or withhold providing, Presto Services, including any implementation or maintenance thereof, as follows upon such notice as shall be practical and reasonable under the circumstances (it being understood that under critical circumstances, little or no notice may be deemed practical or reasonable).

Section 6.  Termination.

6.1 This Addendum may be terminated by Participant for any reason upon ninety (90) days notice.

6.2 Upon the termination of this Addendum by NYCE, (a) NYCE, at its option, may upon notice to Participant declare all amounts due and to become due, immediately due and payable, (b) Participant shall immediately cease all use of the Presto Services, and (c) Participant shall remain liable for all financial and other obligations arising under the Addendum which may have accrued prior to or after termination of this Addendum.

6.3 The rights and duties of the parties set forth in Sections 4, 7 and 8 shall survive the termination or expiration of this Addendum.

Section 7. Warranties.

7.1 NYCE represents and warrants to Participant, but not to any other party, that NYCE will comply in all material respects with (a) the technical specifications issued by the Presto! Network and pertaining to the Presto Services, and (b) Applicable Law pertaining to the conduct of NYCE’s business as a processor to the Presto! Network. Notwithstanding the foregoing, NYCE may amend, modify, enhance, update or provide appropriate replacements for all or any of the Presto Services at any time without material loss of functionality, to improve such services or to facilitate the continued economic provision of such Services.

7.2  EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 7.1, THERE ARE NO WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PRESTO SERVICES, AND NYCE SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. IN THE EVENT THAT ANY SERVICE FAILS TO CONFORM TO THE WARRANTIES SET FORTH IN SECTION 9.1, THE SOLE RIGHT OF Participant, AND THE SOLE RESPONSIBILITY OF NYCE IN RESPECT THEREOF, SHALL BE FOR NYCE TO EXERCISE COMMERCIALLY REASONABLE EFFORTS TO CAUSE THE SERVICE TO CONFORM TO THE APPLICABLE TECHNICAL SPECIFICATIONS OR THE APPLICABLE LAW THAT SPECIFICALLY APPLIES TO NYCE AS A PROCESSOR TO THE PRESTO! NETWORK.

Section 8. Limitation of Liability.

8.1 THE SOLE LIABILITY OF NYCE TO Participant AND ANY OTHER PERSON FOR ANY CLAIMS ARISING OUT OF OR RELATED TO ERRORS OR OMISSIONS IN PROVIDING ANY PRESTO SERVICES, NOTWITHSTANDING THE FORM OF SUCH CLAIMS, SHALL BE TO UNDERTAKE COMMERCIALLY REASONABLE EFFORTS TO CORRECT THE ERRORS OR OMISSIONS AS SOON AS REASONABLY PRACTICAL AFTER NYCE HAS BEEN NOTIFIED BY Participant THEREOF. THE SOLE LIABILITY OF NYCE TO Participant AND ANY OTHER PERSON FOR ANY CLAIMS ARISING FROM OR RELATING ANY INTERRUPTIONS IN OR DELAYS IN PROVIDING THE PRESTO SERVICES, REGARDLESS OF THE FORM OF SUCH CLAIM, SHALL BE TO UNDERTAKE COMMERCIALLY REASONABLY EFFORTS TO MAKE SUCH SERVICES AVAILABLE AS SOON AS PRACTICAL AFTER NYCE HAS BEEN NOTIFIED BY Participant THEREOF.

8.2 UNDER NO CIRCUMSTANCES SHALL NYCE BE LIABLE TO Participant OR ANY OTHER PERSON FOR MONEY DAMAGES RESULTING IN OR FROM CLAIMS MADE BY Participant OR ANY OTHER PERSON FOR ANY CAUSES COVERED BY SECTION 8.1 OF THIS ADDENDUM. THE SOLE AGGREGATE LIABILITY OF NYCE TO Participant AND ANY OTHER PERSON ARISING UNDER THIS ADDENDUM FOR MONEY DAMAGES RESULTING FROM ALL CLAIMS MADE BY Participant OR ANY THIRD PARTY FOR CAUSES NOT COVERED BY SECTION 8.1, SHALL NOT EXCEED THE LESSER OF (A) THE AMOUNT OF ACTUAL DAMAGES FINALLY AWARDED TO Participant IN RESPECT OF SUCH CLAIMS BY A COURT OF COMPETENT JURISDICTION, AND (B) AN AMOUNT IN THE AGGREGATE NOT GREATER THAN THREE TIMES THE AVERAGE OF THE HIGHEST THREE MONTHS TOTAL MONTHLY CHARGES (WHICH CHARGES SHALL CONSIST OF RECURRING MONTHLY SERVICE AND TRANSACTION FEES, EXCLUDING CHARGES FOR TELECOMMUNICATIONS AND PASS-THROUGH CHARGES) PAID BY Participant TO NYCE DURING THE IMMEDIATE 12 MONTHS PRECEDING THE MONTH IN WHICH SUCH DETERMINATION IS MADE, OR SUCH LESSER NUMBER OF MONTHS IF 12 MONTHS HAVE NOT ELAPSED. SUCH DAMAGES SHALL BE THE FULL EXTENT OF NYCE’S AGGREGATE MONETARY LIABILITY UNDER THIS ADDENDUM REGARDLESS OF THE FORM IN WHICH ANY SUCH LEGAL OR EQUITABLE CLAIM OR ACTION MAY BE ASSERTED AGAINST NYCE AND SHALL CONSTITUTE Participant’s AND ALL OTHER PERSONS’ SOLE MONETARY REMEDY.

8.3 AS USED IN THIS SECTION 8, ALL REFERENCES TO NYCE SHALL INCLUDE NYCE, EACH OF ITS AFFILIATES AND EACH OTHER PERSON WHO PROVIDES NYCE WITH ANY PORTION OF THE PRODUCTS. ANY PERSON WHO PROVIDES NYCE WITH ANY PORTION OF THE PRESTO SERVICES SHALL NOT BE LIABLE DIRECTLY OR INDIRECTLY TO Participant OR ANY OTHER PERSON (OTHER THAN NYCE) FOR MONETARY DAMAGES IN RESPECT OF ANY PORTION OF THE SERVICES THAT THEY PROVIDE TO NYCE HEREUNDER.

8.4 IN NO EVENT WILL NYCE BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCURRED IN CONNECTION WITH, OR ON ACCOUNT OF ENTERING INTO, THIS ADDENDUM AND/OR PROVIDING ANY PRESTO SERVICES, EVEN IF NYCE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9.  Indemnification.  Participant shall indemnify, defend and hold harmless NYCE, its Affiliates, and their shareholders, directors, officers, employees and agents (the “Indemnified Parties”), from and against any and all losses, costs, expenses, fees, claims, damages, liabilities and causes of actions (including, but not limited to, reasonable attorney fees and disbursements) of third parties resulting or arising from: (a) Participant’s failure to abide by or perform any obligation imposed upon Participant under this Addendum, except where such failure is caused solely by NYCE’s failure to fulfill its obligations under this Addendum; (b) violation by Participant of any Applicable Law; (c) the willful misconduct, fraud, criminal activity, intentional tort or negligence of Participant or any other Person (other than NYCE) involving use of the Presto Services; (d) the actions, omissions or commissions of Participant’s agents and/or third party processors relating to the Presto Services; (e) errors or omission in data, information and/or instructions provided by Participant to NYCE in connection with obtaining the Presto Services; (f) death or injury to persons or damage to property arising from use or receipt of the Presto Services; (g) breach or violation of any of the applicable Presto! Network Requirements by Participant, its Processors, agents and/or representatives, except where such breach or violation is caused solely through the fault of NYCE, (h) Participant’s receipt of the Presto Services, (i) Participant’s access to and/or participation in the Presto! Network, (j) any actions or inactions by the Presto! Network arising from or related to, directly or indirectly, Participant’s use of the Presto Services or Participant’s use of or participation in the Presto! Network, or any failure of any Presto! Network to fulfill any obligations to Participant, (k) the use of any of the Presto Services by one or more customers of Participant, or (l) if applicable, the sponsorship of Participant as a member of a Presto! Network. Participant shall be provided with prompt notice of any such claims, and given full authority and assistance for the defense of any such claims; provided, however, Participant shall have no authority to settle any claim against any Indemnified Party without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld).

STRATEGIC NETWORK SOLUTIONS SERVICES SCHEDULE

The following terms and conditions shall govern the provision of the Strategic Network Solutions Services from Metavante to Customer.

SNS Services.  Customer desires to receive from Metavante, and Metavante agrees to provide, the Strategic Network Solution services (“SNS Services”) listed in Exhibit B hereto, as such SNS Services are described in and subject to the assumptions stated in Exhibit A attached hereto as may be modified from time to time by the mutual agreement of the parties and evidenced by additional exhibits which shall automatically be incorporated in and made a part of the Agreement.  Customer shall pay for the SNS Services in accordance with the provisions of the fee schedule which is made a part of Exhibit B, one-time fees shall be paid in full upon completion of the installation.  From time to time, Customer may request Metavante to provide SNS Services for additional affiliates or locations.  Metavante shall provide SNS Services for additional affiliates or locations of Customer according to such fees as are then mutually agreed upon by Metavante and Customer and set forth in an Exhibit to this Schedule.  Metavante may adjust the fees it charges for the SNS Services provided hereunder not more than once in any calendar year.

Customer acknowledges and agrees that it shall obtain the SNS Services provided under this Schedule until the Agreement expires or is terminated in accordance with the Termination provisions of the Agreement, in which case the Termination Fee amount (plus any unamortized network installation costs) payable shall also apply with respect to the Services provided hereunder.

During the term of this Agreement, it may become necessary for Customer to upgrade its equipment used in connection with the SNS Services provided hereunder in order to continue to receive such SNS Services in a satisfactory manner in accordance with the provisions of this Agreement.  In such event, Customer agrees to obtain such upgraded equipment at then current prices or accept such reduced levels of performance provided by Customer’s existing equipment.  From time to time, changes made by the Customer may adversely affect overall network performance.  Should the current design become inadequate to support the needs of the Customer (as a result of Customer-initiated changes), Metavante will recommend modifications to meet performance standards.  Customer acknowledges that these recommendations and implementation of accepted recommendations will be charged to Customer.  In addition, Customer agrees to allow Metavante access to its facility in order to perform the Annual Technology Refresh of its SNS Services, if required.

Customer shall be liable to repair or replace any equipment rented or leased from Metavante by Customer in the event the equipment is lost, stolen, or damaged while located at Customer’s site or under Customer’s possession or control, whether or not such loss, theft, or damage is caused by Customer’s negligence or conduct.

EXHIBIT A

STRATEGIC NETWORK SOLUTION

NETWORK SERVICE DESCRIPTION

The following sections (A, B & C) describe Metavante’s infrastructure environment and apply to all network solutions:

A.    Secured Data Center Network Facilities

1.     State-of-the-art data center facilities with network and power source redundancy at the core network design

2.     Minimum level of service:  Objective is 99.9% uptime for Metavante’s network infrastructure

3.     Independent traffic isolation managed by firewall architecture

4.     Physical and logical security – 24/7/365

5.               Redundant Metavante Metropolitan Area Network (MAN) connectivity: high-speed network component with dual entrance / dual Central Office connection

6.     Linkage from carrier network to Metavante’s geographically diverse data centers

B.    Disaster Recovery

1.     Customer and inter-data center traffic is rerouted from its normal production target site to one or more designated processing recovery sites

2.     Annual disaster recovery exercise (Excluding Unmanaged and Remote Access VPN)

3.     Test results published in quarterly bulletin

4.     Plan brief available upon request

5.     Disaster recovery network monitored 24/7/365 by certified staff (DRI International Certification)

C.    Information Security Services

1.     24/7/365 management of perimeter network intrusion by Metavante’s Information Security Operations team

2.     Event investigation and notification if/when client is impacted

SNS – Managed Solution

The Managed Solution includes all of the service components listed above plus: (unless noted)

D.    Fault Management – (Support Services)

1.               24/7/365 proactive network management with automated ticket services through Metavante’s Network Operation Center (NOC)

2.     Single point of contact (SPOC) for problem coordination, escalation, and resolution with all carrier and equipment partners

3.     Polling at periodic intervals

4.     SNMP management and handling for fault detection

5.     Fault isolation for managed locations

6.     Out-of-band management and support

7.     Automated e-bonding to (select) primary carrier for ticketing and testing – (excluding VPN Management)

8.     Ability to notify initial fault immediately with automated fault notification (AFN) via group email/page – at client’s request.

9.     Customer notification objective: notify within 15 minutes of client network fault (with periodic updates)

10.   Letter of Agency (LOA) required – (Managed Solution and VPN Management only)

11.   Server and switch/gateway monitoring – (IPT Management only)

E.     Performance Management

1.     SNS Operations Portal: Extranet accessible – available 24/7/365 (excluding maintenance outage window); ability to access self-help ticketing system, network performance reports, network product offering materials, etc.

2.     Implementation and (optional) client training session scheduled by client

3.     Real-time network performance (utilization data, device health and performance) reporting

4.     Monthly network performance report – (excluding VPN Management)

5.     Server and switch/gateway are managed – (IPT Management only)

F.     Asset Management

1.     Design verification of extended WAN design

2.     Design verification of ISP connection and Firewall / LAN architecture – (VPN Management only)

3.     Access router setup – staging and configuration at multiple, geographically diverse data centers

4.     Ongoing maintenance of client inventory database

5.     Centralized repository for all client network information

G.    Configuration & Change Management

1.     Stored router configurations with automated updates

2.     Timely response to router-related CERT (Computer Emergency Readiness Team) advisories

3.     Ongoing IOS maintenance

4.     Enhanced Encryption – IPSec 3DES (VPN Management via Internet and Total Solution via private network)

5.     Configuration of client-approved dial plan and basic call handling – (IPT Management only)

6.     Configuration of Unity voicemail for IPT users – (IPT Management only)

7.     Server patch notification and staging (IPT Management only)

H.    Implementation (Limited)

1.     Design configuration and implementation of a management PVC to the main Operation Center

SNS – Total Solution

The Total Solution includes all of the service components outlined above in the Managed Solution plus:

I.      Implementation (Full)

1.               Single point of contact (SPOC) for ordering, staging, and implementing managed device(s) (hardware, software, primary and back-up network circuits), cables, inside wiring requirements, and ancillary equipment per quote

2.               Design configuration and implementation of equipment and network technology

3.               End-to-end network project management

4.               30-day extended support from Metavante’s implementation team – (IPT Management only)

J.     Design Services

1.               Detailed WAN design development, validation, and documentation – (excluding VPN Management)

2.               Design is sized for memory, processing and port capacity for all Metavante-managed client premise equipment (CPE)

3.               Coordinate all managed-technology partners for quotation services – (excludes ISP for VPN Management which is provided by client)

4.               Customer transport: Frame relay, Asynchronous Transfer Mode (ATM) circuits, or VPN as specified in price quote

5.               Detailed design that meets clients’ business requirements (based on results of assessment) - (IPT Management only)

6.               Hardware redundancy for call processing – (IPT Management only)

7.               Development and delivery of client implementation plan – (IPT Management only)

8.               Development of end-user training requirements and delivery of one on-site training session to client designee(s) – (IPT Management only)

9.               Development of back-up procedures – (IPT Management only)

K.    Equipment and Maintenance

1.               Effective cost management plan

2.               Cisco SMARTNET maintenance 24/7/4 for onsite services to Operation Center location(s)

3.               Cisco SMARTNET maintenance 24/7/NBD for onsite services to non-Operation Center location(s)

4.               Annual Technology Refresh (ATR) – annual client equipment (hardware & software) review and upgrade to accommodate overall product standardization and capacity for Metavante product options

L.    Circuit Administration

1.               Single point of contact (SPOC) for circuit ordering and installation with all vendors

2.               Ongoing review and maintenance of client inventory database (for event correlation, reporting, and billing purposes)

3.               Billing system coordination and oversight with all vendors

M.   Primary Circuit Redundancy

1.               Automated activation of circuit failure protection using ISDN or VPN services between client primary location(s) and Metavante data center at time of primary circuit outage. (All Metavante SLA’s for network access are NOT valid during the use of VPN for primary circuit failure protection.)

2.               Periodic dial-up testing (for connectivity) i.e., 1MB, ISDN

N.    Network Health Services

1.               Periodic capacity planning consultations

2.               Assists clients to identify cost-effective ways to increase capacity

3.               Error (Threshold) analysis

VPN – Management

VPN Management includes the service components listed above except where noted in the service description.

Under certain circumstances, a VPN-Managed Solution may be considered. In addition to meeting business criteria, a review of client needs (including Centralized Gateway Service), risk assessment, and utilization analysis must be completed prior to electing and implementing this solution.

In addition, please note:

L.     Circuit Administration – not included

N.    Network Health Services – not included

EXHIBIT A

STRATEGIC NETWORK SOLUTION

NETWORK ASSUMPTIONS

1.     From time to time, changes made by the Customer may adversely affect overall Customer network performance. Should the current design become inadequate to support the needs of the Customer (as a result of client-initiated changes), Metavante will recommend modifications to meet performance standards. Customer acknowledges that these recommendations and implementation of accepted recommendations will be charged to Customer.

2.     Customer agrees that initial scope modifications may delay implementation of the SNS Services or require Metavante to revise pricing, upon Customer’s approval of such fees associated with, but not limited to the following (during the implementation process): (i) introduction of a new application into the network design that is bandwidth intensive, thereby requiring a re-design; (ii) a location or component was omitted and Metavante must incorporate it into the WAN design; (iii) Incorrect client installed cabling, cable shortage or full conduits at client-site; (iv). Local Exchange Carrier (LEC) technical resource shortage or central office facility problem.

3.     All additional changes or modifications to the SNS services provided to client shall be provided under an amendment to the Agreement with additional exhibits to the schedule.

4.     One-time implementation fee shall be paid (or begin amortization) upon completion of each site installation (for the billing month in which it occurred).

5.     Payment for equipment, circuits, and services are due upon receipt of equipment or date of installation; (for the billing month in which it occurred).

6.     Inside Wiring Charges: This is an estimate of costs to provide inside wiring from the minimum entry point to the router location. Additional charges may also include additional trip charges and unforeseen site issues. Charges are billed after Metavante has been billed by appropriate vendors, and may be as much as two months after actual completion of work.

7.     If/when a client’s Operations Center fails over to a back-up site (alt op center) with an ISDN-only connection (no-frame relay supporting the router), client agrees to pay all fees associated with ISDN service, including usage.

8.     Metavante agrees to pay all fees associated with ISDN service, including usage, in the event the ISDN service is utilized by Metavante to provide dial-backup capacity due to a frame relay circuit failure. In the event ISDN service is unavailable for Customer’s location, then no SNS backup will be provided. This applies to SNS Total Solution clients only.

9.     UCC charge is an FCC mandated charge - see further explanation of charges below:

10.   Federal Universal Connectivity Charge (UCC): The Federal Communications Commission (FCC) established a Universal Service Fund (USF) to provide telecommunications services to clients in rural areas and to low- income clients; and

advanced services such as Internet access, to schools, libraries and health care providers.   AT&T and other carriers are required to contribute to the USF. Since January, 1998, AT&T has recovered this contribution, and its associated administrative costs, through a Universal Connectivity Charge (UCC). These rates are subject to fluctuation.  All clients are responsible for paying this fee.

11.  Metavante may adjust fees it charges for the SNS services provided not more than once in any calendar year.

12.  During the migration period, there is a 60-day billing period overlap of both the SNS solution (Internetwork WAN) and the network billing (Communication) charges once the SNS solution is activated.

13.  Disconnect fees are charged in accordance with carrier rates for location moves (applies to Total Solution clients).

14.  Customer agrees to pay all shipping charges associated with the return of any Metavante equipment. A fee equivalent to twelve (12) months of equipment fees will be assessed to Customer for unreturned or damaged equipment. The proper packaging and shipment tracking is the responsibility of the Customer. All items originally included in the Metavante install must be returned. This includes all, or some of the following: router(s), router module(s), modem(s), power supply(s), Cisco Serial Cable(s), patch cables and any other items included in the install. Failure to return all items will result in the following charges:

Router & Module(s) - equivalent to twelve (12) months of equipment fees Power Supply - $100 or current retail value (whichever is less) Modem w/power supply - $125 or current retail value (whichever is less) Cisco Serial Cable - $100 or current retail value - (whichever is less)

All items must be returned within 60 days of the disconnection notice.

In the event Metavante’s equipment is removed by Metavante’s vendor, (at the expense of Metavante), a $750.00 charge will be assessed to Customer.

Please Note: Equipment billing will not be turned off until all items are returned, or a buy-out is completed for lost equipment.

15.  The term of the Network Services shall be coterminous with the term of the Agreement.  In the event that Network Services are terminated sooner by Customer or by Metavante due to Customer’s breach, Customer shall pay Metavante a termination fee equal to eighty percent (80%) of the Estimated Remaining Value of the Network Services, as liquidated damages and not as a penalty.

16.  PC software upgrade may be needed with this SNS solution to provide a complete overall infrastructure solution.

17.  Customer agrees to designate a network technical contact for all SNS product performance.

18.  Customer agrees to allow Metavante access to its facility in order to perform the Annual Technology Refresh of its SNS Services, if required.

19.  When extended support is provided for non-Metavante managed environments (and when the root cause is determined to be non-Metavante related), an hourly rate of $100.00/hour applies and will be billed to client.

20.   Customer will have the option to purchase rented equipment from Metavante for $1 after that equipment has been rented from Metavante for four (4) years or longer.  Customer may initiate such requests in December of each year.  If customer is purchasing Cisco equipment from Metavante:

•      Metavante’s annual technology refresh (ATR) program will not be included once the purchase takes place.

•      Customer is required to upgrade or replace its equipment to ensure it stays within Cisco supported levels.

•      Customer is required to have (can be purchased through Metavante or a third party) 7x24x365 onsite Smartnet Maintenance

21.  Customer who purchases Cisco equipment directly from Metavante can also purchase a one (1) year or three (3) year term for Smartnet maintenance.  This will be determined during the design and proposal phase.

•      One year term: Customer pays for first year maintenance upon completion of project.  Customer will be automatically billed each year to renew the annual maintenance

•      Three year term: Customer pays for three (3) years of maintenance upon completion of project. Customer will receive a new proposal just prior to the end of the three (3) year term for renewal of maintenance.  Customer has the option of renewing for an additional three (3) years or going year to year.

EXHIBIT B

STRATEGIC NETWORK SOLUTION

TEAM FINANCIAL # 050

Managed VPN – PHDE443
Internetwork / WAN

Managed Network Services – Solutions and Options

The detail for the solution and optional service(s) selected below is reflected in the Exhibit B - price proposal.

Wide Area Network (WAN) Solutions

☒   Total Solution – Fully-Managed

☐    Total Solution – Backbone-Only

☐    Managed Solution

☐    IPT Managed Solution

☐    VPN Managed Solution

☐    VPN Unmanaged Solution

☐    Fault Management Solution

Local  Area Network (LAN) Solutions

☐    LAN / Server Monitoring

Other Technology Services

☐    Managed Security Services (SecureWorks)

☐    Internet Fraud Solutions (RSACyota)

☐    Managed Email Services (USA.NET)

The following sections address variables within solutions; and include optional products and services available to SNS clients.

Configuration and Change Management

Enhanced Encryption

☐    DES – (IPSec) Internet Protocol Security  – a framework for a set of protocols for security at the network or packet processing communication

☐    3DES ( Triple DES) - (IPSec) -  a more robust level of encryption

Enhanced Router Management

☒   Quality of Service (QOS) enabled on routers

Centralized Gateway Service (CGS)

☒   Enables end-to-end IP connectivity for TN3270 sessions

Note:                   PC software upgrade may be needed with this SNS option to provide a complete overall infrastructure solution. Please review all criteria for this option before electing (i.e., supported nodes)

Primary Circuit Redundancy

Enhanced Failover Solution

☐    Op Center to Op Center – Automated dial-backup between Operation Centers

☐            Branch – Automated dial-backup from branches through client operation centers (requires additional ISDN circuits between both client’s operation centers)

☐    ATM – Automated dial-backup from stand alone ATMs to Metavante data centers

☐    VPN Redundancy – dual connections to Metavante’s data centers

Equipment and Maintenance

Enhanced Equipment Maintenance

☐    Expedited or faster turn around maintenance contract on routers

IP Telephony (IPT) Management

Design

☐    Augmented staff training

☐    Additional design redundancy

Implementation

☐    Configuration of Automatic Call Distributor (ACD) – (call center skill-based routing)

☐    Configuration of Interactive Voice Response (IVR)

☐    Configuration of Unified Messaging

☐    Development of alternative voicemail solutions

Operations

☐   Moves, Adds, Changes, and Deletes (MAC-D)

☐    Users

☐    Phones

☐    Dial plan

☐    Voicemail boxes

Enhanced Support

Automated Fault Notification

☐    Provides notification to group email or pager (if supported) of initial network outage

Team Financial #050

SNS - Total Solution

Fully Managed Network

Contract Renewal Quote w/ Upgrade of Branch Ports to 1.544 Mbps

Internetwork/WAN

December 5, 2007

LABO362

Network Design Overview

		Bank Total	Bank Total
		Nonrecurring	Monthly
Description		Price	Recurring Price
Circuits - Primary / Backup			$10,529.82
Premises Equipment and Maintenance Charges (Monthly Recurring)			$4,455.88
Premises Equipment (One Time Purchase)		$0.00
Annual Maintenance charges on Purchased Equipment
One-Time Network Implementation Charges		$15,300.00
Freight		$0.00
Metavante Network Management & Diagnostic Support			$4,770.00
Infrastructure - Core / Disaster Recovery			$479.40
UCC Surcharge			$506.00
Optional - Centralized Gateway Services - Number of LUs Defined	yes	$0.00	$300.00
IPC / IPCC Management Fee			$0.00
Professional Design Service Fee		$0.00

Grand Total w/ Non-Recurring Installation Charges		$15,300.00	$21,041.10

*      Metavante still needs to analyze the current Team Financial existing voice router configuration to identify if any additional RAM, IOS version upgrade or additional cards (i.e. serial port card for ATM connectivity) are needed in order to consolidate the (2) routers down to (1) router.  Team Financial should be apprised of this potential additional one-time costs that maybe needed.  Metavante’s Network Team will work with Team Financial in the next several weeks to perform this analysis.  Once the Router Consolidation is done, the Router Rental Fees below would be removed from the SNS Monthly Recurring fees.  This has been discussed with Dave Moll and he is fine with it.*

Network Design Line Item Costs

		Bank Total	Bank Total
		Nonrecurring	Monthly
Description	Qty	Price	Recurring Price
Rates per Location
Metavante Datacenter
Core Hardware	21		$275.00
Core Network	1544		$204.40
Metavante Datacenter Subtotal		$0.00	$479.40

Ops (B050L001)
AT&T - Frame Relay / ATM / MPLS
3.088 Mbps Multimedia	1		$455.62
Access Charges	2		$452.00
AT&T Circuit Subtotal			$907.62
UCC Surcharges			$44.00

128K Automated BRI ISDN Backup Service	3	$0.00	$255.00
Business Line for Router Modem Support	1	$0.00	$45.00
Equipment - Router
Total Solution NM - Fully Managed Ops	1		$250.00
CISCO3825 3825 w/AC PWR, 2GE,1SFP, 2NME, 4HWIC, IP Base, 64F/2	1	$0.00	$444.11
CON-OSP-3825 ONSITE 24x7x4 3825	1		$204.17
Subtotal		$0.00	$2,149.90

Alt Ops (B050L003)
	AT&T - Frame Relay / ATM / MPLS
22	3.088 Mbps Multimedia	1		$455.62
23	Access Charges	2		$452.00
	AT&T Circuit Subtotal			$907.62
	UCC Surcharges			$44.00

24	128K Automated BRI ISDN Backup Service	3	$0.00	$255.00
25	Business Line for Router Modem Support	1	$0.00	$45.00
	Equipment - Router
26	Total Solution NM - Fully Managed Ops	1		$250.00
27	CISCO3825 3825	1	$0.00	$434.88
28	CON-OSP-3825 ONSITE 24x7x4	1		$204.17
	Subtotal		$0.00	$2,140.67

FISERV (B050L002)
	AT&T - Frame Relay / ATM / MPLS
29	64 Kbps Critical	1		$117.59
30	Access Charges	1		$226.00
	AT&T Circuit Subtotal			$343.59
	UCC Surcharges			$22.00

31	Business Line for Router Modem Support	1	$0.00	$45.00
	Equipment - Router
32	Total Solution NM - Fully Managed Branch	1		$175.00
33	CISCO2801	1	$0.00	$130.18
34	CON-OS-2801 ONSITE 8x5xNBD	1		$41.67
	Subtotal		$0.00	$757.44

Branches (B050L004, L006, L009, L016)
35	Implementation Fee - Not on site	4	$3,000.00
	AT&T - Frame Relay / ATM / MPLS
36	1.544 Mbps Multimedia	4	$400.00	$842.89
37	Access Charges	4		$904.00
	AT&T Circuit Subtotal			$1,746.89
	UCC Surcharges			$88.00

38	Business Line for Router Modem Support	4	$0.00	$180.00
	Equipment - Router
39	Total Solution NM - Fully Managed Branch	4		$700.00
40	CISCO2811	4	$0.00	$502.24
41	CON-OSP-2811 ONSITE 24x7x4	4		$266.68
	Subtotal		$3,400.00	$3,483.81

Branches (B050L005, L008, L010, L013, L015, L020)
42	Implementation Fee - Not on site	6	$4,500.00
	AT&T - Frame Relay / ATM / MPLS
43	1.544 Mbps Multimedia	6	$600.00	$1,264.33
44	Access Charges	6		$1,356.00
	AT&T Circuit Subtotal			$2,620.33
	UCC Surcharges			$132.00

45	Business Line for Router Modem Support	6	$0.00	$270.00
	Equipment - Router
46	Total Solution NM - Fully Managed Branch	6		$1,050.00
47	CISCO2811	6	$0.00	$753.36
48	CON-OS-2811 ONSITE 8x5xNBD	6		$250.02
	Subtotal		$5,100.00	$5,075.71

Branches (B050L011, L014, L017, L019)
49	Implementation Fee - Not on site	4	$3,000.00
	AT&T - Frame Relay / ATM / MPLS
50	1.544 Mbps Multimedia	4	$400.00	$842.89
51	Access Charges	4		$904.00
	AT&T Circuit Subtotal			$1,746.89
	UCC Surcharges			$88.00

52	Business Line for Router Modem Support	4	$0.00	$180.00
	Equipment - Router
53	Total Solution NM - Fully Managed Branch	4		$700.00
54	CISCO2811	4	$0.00	$520.72
55	CON-OS-2811 ONSITE 8x5xNBD	4		$166.68
	Subtotal		$3,400.00	$3,402.29

Branches (B050L021)
56	Implementation Fee - Not on site	1	$750.00
	AT&T - Frame Relay / ATM / MPLS
57	1.544 Mbps Multimedia	1	$100.00	$210.72
58	Access Charges	1		$226.00
	AT&T Circuit Subtotal			$436.72
	UCC Surcharges			$22.00

59	Business Line for Router Modem Support	1	$0.00	$45.00
	Equipment - Router
60	Total Solution NM - Fully Managed Branch	1		$175.00
61	CISCO2811	1	$0.00	$130.53
62	CON-OS-2811 ONSITE 8x5xNBD	1		$41.67
	Subtotal		$850.00	$850.92

Branches (B050L022, L023)
63	Implementation Fee - Not on site	2	$1,500.00
	AT&T - Frame Relay / ATM / MPLS
64	1.544 Mbps Multimedia	2	$200.00	$421.44
65	Access Charges	2		$452.00
	AT&T Circuit Subtotal			$873.44
	UCC Surcharges			$44.00

66	Business Line for Router Modem Support	2	$0.00	$90.00
	Equipment - Router
67	Total Solution NM - Fully Managed Branch	2		$350.00
68	CISCO1841	2	$0.00	$205.00
69	CON-OS-1841 ONSITE 8x5xNBD	2		$24.00
	Subtotal		$1,700.00	$1,586.44

Branches (B050L024)
70	Implementation Fee - Not on site	1	$750.00
	AT&T - Frame Relay / ATM / MPLS
71	1.544 Mbps Multimedia	1	$100.00	$210.72
72	Access Charges	1		$226.00
	AT&T Circuit Subtotal			$436.72
	UCC Surcharges			$22.00

73	Business Line for Router Modem Support	1	$0.00	$45.00
	Equipment - Router
74	Total Solution NM - Fully Managed Branch	1		$175.00
75	CISCO1841	1	$0.00	$123.80
76	CON-OS-1841 ONSITE 8x5xNBD	1		$12.00
	Subtotal		$850.00	$814.52
	Locations Subtotal		$15,300.00	$20,741.10

Team Financial #050

Revised 7/9/07

PHDE443

Project Scope:

Project Description:

This project is to show total network charges using AVPN discounted rates.

Branches will use client owned routers - sending Metavante routers back to Metavante.

Management fees for IP telephony and client router management.

Assumptions:

Lee’s Summit location included in final pricing.

Disclaimers:

Customer Not Ready (CNR)

A “Customer Not Ready” (CNR) condition occurs when a customer location is not able to accept circuit installations.

This may be due to several reasons, such as new construction, re-modeling, environment not secured (no doors or windows), no power, LEC (Local Exchange Carrier) Technician is turned away by local on-site contact, local on-site contact is not available, etc.

When a “CNR” condition is encountered, the AT&T due date can only be “pushed out” a maximum of 15 days.

If the LEC Technician determines there is a “CNR” condition on the subsequent visit, the circuit order will be cancelled by AT&T and the LEC, and re-issued.  Additional charges for circuit order cancellations may be billed to the customer.

Also, the normal 35-45 day lead-time for the circuit order and installation process may jeopardize conversion efforts.

		Date:	July 3, 2007
	Team Financial	Quote Number:	Version 2
	8 West Peoria Street	Quote Expiration:	August 30, 2007
	Paola, Kansas 66071
	David Moll

Premium Anti-Phishing & Anti-Pharming Solution

Item:	Product/Service	Quantity	One-Time	Monthly Fee
1	Premium Level of Phishing Service	1		$2,400.00
	20 annual shutdowns included
	Install with Counter Measures	1	$4,000.00
2	Asset Size of Client=760 Million
3	Pharming Service for Team Financial & Colorado National	2	$600.00	$300.00
	Setup per Domain

4	Additional Brands= 1	1		$650.00
	* Colorado National.com

5	Additional Shutdowns	0

6	IP Telephony Management credit effective upon implementation of both this solution and router consolidation.			$-900.00

	Total		$4,600.00	$2,450.00

Premium and Standard Service Packages

(i)        Premium Service includes RSA Cyota’s full phishing detection service, including web scanning (including news groups), domain monitoring for the client’s main brand, detecting registration of domains by others using words similar to the client’s specified brand, spam and abuse reports, email decoys and email scanning including tens of millions of emails originating from enterprise email gateways, desktop users and selected large ISPs every day.

(ii)       Standard Service includes RSA Cyota’s e-mail scanning phishing detection, including email decoys and email scanning including tens of millions of emails originating from enterprise email gateways, desktop users and selected large ISPs every day.  [Note that the Standard Service may not detect as many phishing attacks nor as quickly as the Premium Service.]

(iii)      .Pre-configuring each FI at RSA Cyota’s 24X7 AFCC operation,

(iv)      RSA Cyota’s Risk Assessment for each attack,

(v)       Full take down service for phishing and Pharming attacks,

(vi)      Subscription to RSA Cyota blocking network covering around 50 million individuals,

(vii)     Reports and analysis per attack,

(viii)    Forensics work where applicable

(ix)       An individualized dashboard for the client

(Optional) Deployment of RSACyota’s Counter-measures

•                  The Setup Fee shall be payable upon completion of Setup Form

•                  An incident is a unique URL, domain or site (pointing to a specific spoofed or brand abuse web site) with respect to which RSA Cyota took action to close down or block the domain or site; used counter-measures, or performed forensic work. Client shall specify as part of the service setup (on the Service Setup From) whether its explicit consent is necessary prior to taking action, using counter measures, or conducting forensic work; or whether it pre-authorizes such actions.

•                  For Premium and Standard Services pricing covers FI’s main brand and variations on that same brand. Adding brands shall involve additional fees.

•                  Travel and related expenses for face-to-face meetings are not included.

•                  All costs are exclusive of any sales tax where applicable.

•                  Monthly Service Fees shall be paid at the end of each month for the preceding month, and shall commence upon activation of the service.

•                  All incident counts and payments related to them are made on a (calendar) quarterly basis. Metavante shall invoice Client at the end of each Calendar Quarter for the Incident Fees, if there were more than the Included Incidents in such Calendar Quarter.

Optional Deployment of RSA Cyota’s Counter-measures

Basic Service

This service package will include:

(i)        Cyota’s Risk Assessment for each attack,

(ii)       Full take down service,

(iii)      Subscription to RSA blocking network,

(iv)      Reports and analysis per attack,

(v)       Forensics work where applicable

Service Description:

BASIC “INCIDENT RESPONSE” SERVICE

•                  Initiation of the service by FI

•                  Once a Phishing attack is identified by an FI shall contact RSA’s 24x7 Anti-Fraud Command Center (“AFCC”) using the e-mail procedure outline in the setup form. If client is having trouble with initiation they can contact Metavante PCCC for assistance.

•                  FT shall notify RSA about a phishing attack via by an email, using the contact information and procedure agreed upon as part of the setup of the service.

•                  FI shall produce all material outlined in the setup form and necessary to the AFCC by e-mail as soon as possible.

•                  From that time onwards, the AFCC shall initiate the Internet Fraud Solution “FraudAction” “Severity Assessment” then “Taking Action” procedures as explained below.

•                  “Severity Assessment”

•                  Using pre-defined statistics, models and utilities, RSA’s 24x7 Anti-Fraud Command Center will perform an evaluation of the attack – estimating its severity, as well as additional information such as the accountholder data that might be compromised as a consequence of the attack.  This evolution will be completed and delivered to METAVANTE within three hours, and METAVANTE is free to share such evaluation with the affected FI.

•                  “Taking Action” - Shutdown

•                  RSA will analyze each attack and identify the participating spoofed sites and their related ISPs.

•                  RSA will make best efforts by phone, email, fax, and overnight letter to contact the ISPs and/or the entity responsible for the spoofed site, on behalf of the FIs and alert them about the spoofed site, asking to shut it down. If the spoofed site is in a legitimate site, RSA will also make commercially reasonable efforts to notify the owner of the legitimate site of the existence of the spoofed page and that the ISP has been requested to close the site (it should be noted that whenever the attack originates from a hijacked personal computer it is highly unlikely that RSA would be able to directly contact the owner of such computer).

•                  Per the FI’s consent, RSA will also attempt to approach each ISP and send it a cease and desist notice. RSA will notify METAVANTE that the Cease and Desist letter has been sent on behalf of the FI.

•                  “Taking Action” – Forensic Work

•                  Per attack RSA will attempt to extract valuable information from the spoofed website server. While this cannot be guaranteed, in the past RSA has extracted data,

                        including counters of the number of users that submitted information to the fraudulent site, and in several cases the actual full list of stolen data collected by the fraudster (containing the user names, passwords, PINs etc. of all the phishing victims) was obtained by RSA.

•                  RSA’s forensic work is performed using knowledge RSA has gathered through its alerts infrastructure (providing an early view of the technology used in the attack, especially when the fraudster is still in “QA” mode) and network of customers, allowing it to implement lessons learned from one attack to another.

•                  24x7 Support

•                  The service includes 24X7 access to RSA’s Anti-Fraud Command Center. The fraud specialists at the center will provide support prior to an attack, during an attack and after the attack as well.

Relevant Provisions

•                  Blocking of confirmed phishing URLs by RSA’s ISP Network.

Client agrees that RSA may at its discretion forward all confirmed phishing URLs to its network of ISP partners (which includes but is not limited to Microsoft and AOL and other ISPs who join the network), for the purpose of blocking access to such fraudulent URLs.

•                  The RSA eFraudNetwork: Client shall benefit from RSA’s use of data in its eFraudNetwork, for the purpose of early detection of phishing attacks as well as for the purpose of taking certain action against such attacks. RSA shall own any updates to the eFraudNetwork based on the Internet Fraud Solution “FraudAction” Service to client.  As used herein, The RSA eFraudNetwork shall mean RSA’s cross client network of data consisting of certain data elements that are related to transactions that involved fraud, or that are likely to be fraudulent. Such data may include but is not limited to the IP address from which certain transactions originated. All information in the eFraudNetwork is hashed. With respect to each data element the following information is also stored:  the date of the last suspicious transaction made using this data element, and the date it will expire from the eFraudNetwork. In no event shall RSA include in the eFraudNetwork any Personal Information or any otherwise identifying information which could be traced back to Client or any of its customers.

II. METAVANTE STANDARD AND PREMIUM SERVICE DESCRIPTION

The Internet Fraud Solution “FraudAction” service shall be provided with respect to the FI’s Main Brand. This shall include any services (credit cards, debit cards, loans etc provided under a brand name that includes the words “FI name”. Provided that (1) the RSA project team shall be required to work with no more than one FI project team; (2) for the sake of the counter-measures element, RSA shall be provided with no more than one set of credentials for creating the Data files used in the counter-measures element.

•                  Alerts for the “FI “ main brand

•                  FI will receive alerts via RSA’s 24X7 Anti Fraud Command Center.

•                  RSA’s alerts include web scanning (including news groups), domain monitoring, spam and abuse reports, email decoys and email scanning including tens of millions of emails originating from enterprise email gateways, desktop users and selected large ISPs every day.

•                  Alerts are provided via the phone, email list and pagers based on pre-defined FI specific escalation procedures.

•                  Domain monitoring – ONLY AVAILABLE IN PREMIUM SERVICE – FI will receive when available a list of suspicious URLs at the top-level domains that RSA identified as risky or qualify as potential brand abuse. FI can then instruct RSA to act against these domains

•                  Reporting - Dashboard/Portal

•                  In addition to attack specific reporting, RSA will provide and maintain access to a secure Web Dashboard or Portal that will report all known attacks, and their critical information. Using this Portal, FI  will be able to identify trends and new threats.

•                  The Portal will also provide aggregate (summary) information such as: Number of attacks to date; Number of closed sites since day 1; Number of live (active) sites since day 1; Number of sites open/closed in the last 24 hours.

•                  “Taking Action”

•                  RSA will analyze each attack and identify the participating spoofed sites and their related ISPs.

•                  RSA will make best efforts to contact the ISPs, and/or the entity responsible for the spoofed site, on FI’s behalf and alert them about the spoofed site, asking to shut it down. If the spoofed site is in a legitimate site, RSA will also make commercially reasonable efforts to notify the owner of the legitimate site of the existence of the spoofed page and that the ISP has been requested to close the site (it should be noted that whenever the attack originates from a hijacked personal computer it is highly unlikely that RSA would be able to directly contact the owner of such computer).

•                  Per FI’s consent, RSA will also attempt to approach each ISP and send it a cease and desist form. RSA will notify the FI that the Cease and Desist Form has been sent and provide the FI a copy.

•                  “Taking Action” - Forensic Work

•                  Per attack RSA will attempt to extract valuable information from the spoofed website server. While this cannot be guaranteed, in the past RSA has extracted data, including counters of the number of users that submitted information to the fraudulent site, and in several cases the actual full list of stolen data collected by the fraudster (containing the user names, passwords, PINs etc. of all the phishing victims) was obtained by RSA.

•                  RSA’s forensic work is performed using knowledge RSA has gathered through its alerts infrastructure (providing an early view of the technology used in the attack, especially when the fraudster is still in “QA” mode) and network of customers, allowing it to implement lessons learned from one attack to another.

•                  Counter Measures

•                  Both the Baits and Dilution counter-measures utilize RSA’s Randomized Credentials Technology(1), using randomized generated accounts.

•                  RSA will activate its baits and dilution counter measures in coordination with FI. The exact RCT behavior will be according to the parameters and configuration defined mutually by the FI and RSA during the kick off meeting. FI will have approved the rate and velocity of use of the RCT.

(1) Cyota’s RCT is based on a large database of fake yet seemingly real and consistent user credentials created by Cyota. When the RCT is used in its “Dilution” module (“RCT - Dilution”) Cyota computers send dummy responses to the fraudulent site as if the responses were coming from real users who were hooked by the scam.  The RCT - Dilution feeds the fraudster with useless records, and hence dilutes the quality of data that is obtained.  When the RCT is used in its “Baits” module Cyota computers send a limited amount of dummy responses to the fraudulent site, with the intent to later on track the use of such responses by the fraudsters (like “marked money”). It should be noted that the RCT - Dilution merely mimics the behavior of potentially defrauded email recipients who respond to the phishing attack

•                  RSA will update the FI with status reports regarding the counter measures’ effectiveness and usage results. These reports will be added to the severity assessment reports as defined above.

•                  If FI elects to use Baits, FI  and RSA will work in advance and adjust FI ‘s own fraud detection system to monitor the Baits data that is fed by RSA to the fraudulent site.

•                  RSA will notify FI whenever the Counter Measures cannot be utilized due to certain characteristics of the fraudulent site.

•                  24x7 Support

•                  The service includes 24X7 access to RSA’s Anti-Fraud Command Center. The fraud specialists at the center will provide support prior to an attack, during an attack and after the attack as well.

•                  Training and Documentation

•                  The service includes a one-day training course using RSA’s non-branded training materials in the “train the trainer” method, at no additional cost (except for T&E costs).

•                  The service includes all necessary documentation required to use RSA’s service.

•                  Hosting, Hardware and Software

•                  RSA will provide hardware, software, database and communications equipment necessary to support the Internet Fraud Solution “FraudAction” Service as described in this Exhibit.

BUSINESS INTELLIGENCE CENTER

The following terms and conditions shall govern the provision of the Business Intelligence Center by Metavante to Customer.

1.                                       Definitions.

1.1.                              “Application Data Store” shall mean the data, which is translated, mapped, and downloaded from the Operational Data Warehouse, and stored in a relational database. The Application Data Store is operated on a UNIX-based processing platform.

1.2.                              “Business Intelligence Center” shall mean the information support system developed by Metavante to access key business information contained in the Dimensional Data Warehouse and/or Application Data Store.  The tools included in the Business Intelligence Center as of the Effective Date are (a) Business Objects InfoView; (b) Business Objects WebIntelligence; and/or (c) Business Objects 6.5.3.  The software for Business Objects InfoView and Business Objects WebIntelligence will reside on equipment located at Metavante facility.  The software for Business Objects 6.5.3 will reside on equipment located at Customer’s facility and operated by Customer’s employees.

1.3.                              “Business Intelligence Center Software” shall mean the software licensed by Metavante from Business Objects Americas, Inc. to provide and operate the Business Intelligence Center.

1.4.                              “Dimensional Data Warehouse” shall mean the data, which is translated, mapped, summarized and downloaded from the Operational Data Warehouse, and stored in a dimensional database.  The Dimensional Data Warehouse is operated on a Unix-based processing platform.

1.5.                              “Operational Data Warehouse” shall mean extracts of Metavante’s legacy applications in a MVS environment, as well as a limited number of third party applications for which Metavante has created and maintains interfaces.

All other capitalized terms not defined herein shall have the meaning ascribed to them in the General Terms and Conditions.

2.                                       Business Intelligence Center Access.

2.1.                              Grant.  Subject to the terms and conditions of the Agreement, Metavante grants Customer a nonexclusive, nontransferrable right to access the Business Intelligence Center solely for Customer’s own internal processing and computing needs and for no other purpose.  Customer shall be entitled to use Business Intelligence Center in a productive mode only for the number and types of users specified on the information security forms provided to Metavante by Customer, as such forms may be updated from time to time and as may be confirmed through the Business Objects administrator tool.

2.2.                              Scope.  Customer’s use of the Business Intelligence Center shall be limited to the number and types of users  as described in Section 2.1 above.  Customer acknowledges and agrees that Business Intelligence Center is designed for use with the Metavante Software and that interfacing of the Business Intelligence Center to other software or mainframe applications is outside the scope of this Agreement.

2.3                                 Restrictions on Use.  Customer shall not:  (a) distribute, sell, assign or transfer (except as permitted under this Agreement) or sublicense the Business Intelligence Center, or any part thereof, to any Third Party; (b) adapt, modify, translate, reverse engineer, decompile, disassemble, or create derivative works based on the Business Intelligence Center or any part thereof; (c) copy the Business Intelligence Center, in whole or in part; (d) use the Business Intelligence Center in any manner to provide service bureau, time sharing, shared resource or other computer services to Third Parties; or (e) export the Business Intelligence Center Software outside the United States of America, either directly or indirectly.

3.                                       Performance Standards.  Metavante agrees to operate the Business Intelligence Center in accordance with the performance standards set forth on Exhibit B attached hereto.

4.                                       Fees.

4.1                                 Fee Structure.  Customer agrees to pay Metavante for the Business Intelligence Center as set forth on the Fee Schedule attached as Exhibit A hereto.

4.2                                 Excluded Costs. The fees set forth in the Fee Schedule(s) do not include telecommunication charges, workshop fees, late fees or charges and Taxes, which shall be the responsibility of Customer.

EXHIBIT A

BUSINESS INTELLIGENCE CENTER

FEE SCHEDULE

Customer Name:

Address:

Customer’s Primary Location:

 Same

(See Services and Charges Schedule)

EXHIBIT B

BUSINESS INTELLIGENCE CENTER

CUSTOMER RELATIONSHIP MANAGEMENT SERVICES

PERFORMANCE STANDARDS

BUSINESS INTELLIGENCE CENTER  AVAILABILITY:

This availability refers to the time frames that Business Intelligence Center can be used to access the Dimensional Data Warehouse and the Application Data Store.  The Business Intelligence Center will be able to access the Dimensional Data Warehouse and the Application Data Store during the following time frames:

Monday – Friday	7 a.m.	To	10 p.m.
Saturday	7 a.m.	To	6 p.m.
Sunday	not available

These times are specific to Customer’s time zone.  The availability of Business Intelligence Center does not automatically imply availability of prior-day data updates as explained with the next service level.

AVAILABILITY OF PRIOR-DAY DIMENSIONAL DATA WAREHOUSE UPDATES:

Availability of prior-day data updates refers to the time frames for when Customer’s latest IBS application data is available in the Dimensional Data Warehouse and/or Application Data Store.  Due to varying account volumes and month-end Data Warehouse processing being three times that of a normal day’s processing, two service levels will be established as follows:

Institution’s* Aggregate Deposit Account Volume	Normal Processing Day **	Month-End Processing Day **
< 250,000 Accounts	9:30 a.m.	Noon
> = 250,000 Accounts	10:30 a.m.	Next Day

*    Institution is defined as the logical grouping of banks forming a holding company or other higher-level entity.

** Availability times are specific to Customer’s time zone.

Normal Processing Day

If processing has been completed prior to Business Intelligence Center availability, data will be accessible and will reflect the updates from the previous day.  If processing is still occurring upon Business Intelligence Center availability, the updates will not be available until loading is complete.  If processing has not yet started upon Business Intelligence Center availability, the data in the will remain the same as the prior day until loading begins for the most recent updates.  Month-end data is not updated on a normal processing day and, therefore, will be accessible upon Business Intelligence Center availability.

Month-End Processing Day

At month-end, all layers of the Dimensional Data Warehouse are updated.  Similar to normal processing days, if the month-end updates are not started prior to Business Intelligence Center availability, the prior day’s data will be available until loading begins.  Once loading of month-end updates begins, data will not be available until the load is complete.

AVAILABILITY OF MONTHLY ASSET LIABILITY FILES:

This availability refers to when the Asset Liability interface files are updated with an institution’s prior month-end Deposit, Loan, General Ledger, CPI, MCIF, and Investment information.  The availability is as follows:

File	Availability

Deposit	Fourth Business Day of Month

Loan	Fourth Business Day of Month

GL	Fourth Business Day of Month

GL Retro	Three Business Days Following Date of Retro

Investments

Projected	Fourth Business Day of Month

Final	Eighth Business Day of Month

CPI	Seventh Business Day of Month

MCIF-	Tape Shipped By Tenth Business Day

AVAILABILITY OF OTHER FILES

Salespartner/

BankerInsight	Updated Weekly on Monday (when available)

CPI	Seventh Business Day of Month

AVAILABILITY OF CALL REPORTING FILES:

This availability refers to when the Call Reporting interface files are updated with the prior month’s information, using the most current mapping rules established by a customer.  The Call Reporting interfaces will be available four (4) Business Days following a Month-End Processing day. Also, data will be available three (3) Business Days following the GL retros and the second Business Day following a Customer refresh of its Call Reporting rules.

SERVICES CONTINUITY:

Services continuity consists of three aspects: hardware and/or system software component failures, platform failure, and site disaster.  In the event of a hardware component failure (such as a system board failure or disk array failure), the failure will be addressed as soon as possible, with a downtime of no longer than 24 hours.  In the event of a platform failure, a new platform will be implemented as soon as possible, with a downtime of no longer than one week.  In the event of a site disaster, Business Intelligence Center will recover within one  week following recovery of the core system(s).  In the event of a platform failure where service is delayed more than one day, the system will be restored to the last backup prior to the failure before processing is resumed.  Processing associated with the outage days will not be performed.  Processing will resume with the information available at the point in time the system is restored.

EXHIBIT C

BUSINESS INTELLIGENCE CENTER SUPPORT

1.                                       Standard Support Services.

1.1.                              The Metavante INFO Center offers comprehensive support for Business Intelligence Center.  Clients may designate up to four (4) main support contacts within their organizations to act as key contacts for support.  The main contacts must be trained Business Objects users and are the only people permitted to call issues into the INFO Center.  Once these individuals are selected, Customer should notify their Business Intelligence Center Conversion Representative, who in turn will alert INFO Center personnel.

1.2.                              The designated main contact have the following responsibilities:

•                  Act as single point of contact.  All internal problems and issues should be funneled through the main contacts so duplicate tickets are not recorded.

•                  Serve as a contact liaison between Metavante and end users.

•                  Gather necessary documentation prior to calling the INFO Center Support line.

•                  Gather necessary documentation for defect resolution and enhancement requests.

•                  Identify product usage and educational trends that need to be addressed.

•                  Coordinate end-user training including organizing, preparing, and conducting end-user and train-the-trainer activities.

•                  Coordinate the delivery of any internal documentation.

•                  Coordinate installation of new software releases, if necessary, and ensure any required testing is performed in a timely manner.

•                  Determine if policy, and procedural, changes are required within client organization.

1.3.                              Main contacts within each Customer organization may contact the INFO Center for all Business Intelligence Center related questions.  All Customer inquiries must be routed through the designated main contacts.  The main contacts should attempt to research and resolve inquiries before the INFO Center is contacted and should contact the INFO Center only if the inquiry cannot be resolved internally.

1.4.                              Customer receives the first five (5) hours per month of support at no charge.  If Customer exceeds five (5) hours per month, an incremental charge will be assessed.  The minimum time charged for a support call is 10 minutes.  Support hours do not carry over from month to month.  If it is determined that the issue raised by the client is caused by a product defect, the client is not charged.

1.5.                              For clients running both Business Intelligence Center and Information Desktop, five (5) hours per month of support will be included at no charge for each product.  The five hours are tracked separately for each product.  Support hours cannot be transferred between products.

1.6.                              Maintenance for BusinessObjects named users must be handled through the INFO Center.  This includes adding, deleting, or changing the security profile of end users.  Changing the security profile may involve moving them to a different group or changing to different type of user.  If Customer has 10 or less changes, the INFO Center, a 3-day turnaround is guaranteed.  If Customer has more than 10 changes, a 5-day turnaround is guaranteed.  The INFO Center will also make efforts to accommodate maintenance that needs to be expedited due to special circumstances (e.g. employee termination).

EXHIBIT D

INFORMATION DESKTOP

DISCOUNT SCHEDULE

(if applicable)